Exhibit 10.1
CONTRIBUTION AGREEMENT
by and among
DENIHAN OWNERSHIP COMPANY, LLC,
DENIHAN MEZZ IV HOLDING COMPANY, LLC
and
CARDINALS OWNER LLC
Dated as of

June 20, 2011

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EXHIBITS AND SCHEDULES LIST
SCHEDULES

1	—	Fee Properties and Fee Owners
1.1	—	Manager’s Excluded Property
3.1	—	Escrow Agent Wire Instructions
6.1.1	—	Surveys
6.1.4	—	Permitted Exceptions
7.3.1	—	Voucher Credit/Vouchers
9.1.2(a)	—	Existing Litigation
9.1.2(p)	—	Loan Document Escrows, Reserves and Other Deposits
9.1.2(q)	—	Intentionally Omitted
9.1.3(a)	—	Lease Schedule
9.1.3(b)	—	Contracts
9.1.3(e)	—	Insurance
9.1.3(g)	—	Union Agreements
9.1.3(h)	—	Violations
9.1.3(i)	—	Environmental Matters
EXHIBITS

A		Amended and Restated Operating Agreement
B	—	Form of Limited Liability Company Agreement
C	—	Form of Operating Lease
D-1	—	Form of Company Closing Certificate
D-2	—	Form of Mezz IV Closing Certificate
E	—	Form of Certificate of Non-Foreign Status
F-1	—	Form of Title Affidavit
F-2	—	Form of Non-Imputation Affidavit
G	—	Form of Pebblebrook Closing Certificate
H	—	Assignment and Assumption of Preferred Interest
I	—	Form of Deposit Escrow Agreement
J	—	Form of Tenant Estoppel
K	—	Proposed Organizational Chart
L	—	Assignment and Assumption of Interests
M	—	Form of Indemnity and Contribution Agreement
N		Form of Certificate of Withdrawal

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made on June 20, 2011 (the “Effective Date”) by and among Denihan Mezz IV Holding Company, LLC, a Delaware limited liability company (“Mezz IV”) and Denihan Ownership Company, LLC, a New York limited liability company (“Company”), each having an address at c/o Denihan Hospitality Group, 551 Fifth Avenue, New York, NY 10176 and Cardinals Owner LLC, a Delaware limited liability company having an address at 2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland 20814 (“Pebblebrook”).
R E C I T A L S
     A. BDB Associates, LLC, a New York limited liability company (“BDB”) currently owns fifty percent (50%) of the Class A membership interests in the Company and BJD Associates, LLC, a New York limited liability company (“BJD”) currently owns fifty percent (50%) of the Class A membership interests in the Company. LJDD, LLC (“LJDD”) currently owns one hundred percent (100%) of the Class B membership interests in the Company (the “Preferred Interest”) which, together, constitute all issued and outstanding equity interests of the Company.
     B. The Company is the sole member of Mezz IV, which is sole member of Denihan Mezz III Holding Company, LLC, a Delaware limited liability company (“Mezz III”), which is the sole member of Denihan Mezz II Holding Company, LLC, a Delaware limited liability company (“Mezz II”), which is sole member of Denihan Mezz I Holding Company, LLC, a Delaware limited liability company (“Mezz I” and together with Mezz IV, Mezz III and Mezz II, collectively, the “Subsidiaries”).
     C. Mezz I is the sole member of (i) 371 Seventh Avenue Co., LLC, a Delaware limited liability company (“Southgate Tower Fee”), (ii) 125 East 50th Street Co., LLC, a Delaware limited liability company (“Benjamin Fee”), (iii) 150 East 34th Street Co., LLC, a Delaware limited liability company (“Affinia Dumont Fee”), (iv) 215 East 64th Street Co., LLC, a Delaware limited liability company (“Gardens Fee”), (v) 155 East 50th Street Co., LLC, a Delaware limited liability company (“Plaza 50 Fee”) and (vi) 303 Lexington Avenue Co., LLC, a Delaware limited liability company (“Shelburne Fee”; together with Southgate Tower Fee, Benjamin Fee, Affinia Dumont Fee, Gardens Fee, Plaza 50 Fee, collectively, the “Fee Owners” and individually, each a “Fee Owner”).
     D. Each Fee Owner is a fee owner of certain real property located in New York, New York as described on Schedule 1 attached hereto and made a part of this Agreement and such real property is encumbered by that certain mortgage loan made by the Mortgage Lender in the original principal amount of $280,000,000.00 (the “Mortgage Loan”) and Lender has made certain mezzanine loans to each of the Subsidiaries.
     E. On July 9, 2007, the Mezz IV Lender (as hereinafter defined) made the Mezz IV Loan (as hereinafter defined) to Mezz IV and the Mezz III Lender (as hereinafter defined) made the Mezz III Loan (as hereinafter defined) to Mezz III (as hereinafter defined).

     F. On or prior to the Closing Date, (A) the principal balance of the Mezz III Loan shall be increased by $40,000,000 such that the outstanding principal balance of the Mezz III Loan shall equal $110,000,000, (B) Mezz III shall thereafter distribute $40,000,000 to Mezz IV which Mezz IV shall use to satisfy the Mezz IV Loan in full and (C) upon such satisfaction, Mezz IV shall be released as an obligor under the Mezz IV Loan (collectively, the “Mezz IV Loan Transactions”).
     G. On the Closing Date Pebblebrook shall pay an amount equal to the Preferred Redemption Amount to the Company (the “LJDD Purchase Price”) and the Company shall pay such funds to LJDD, acquire the Preferred Interest from LJDD and transfer the Preferred Interest to Pebblebrook, whereupon LJDD shall have no further interest in the Company and Pebblebrook shall be the holder of the Preferred Interest, and, immediately thereafter, the Company shall redeem the Preferred Interest held by Pebblebrook by distributing to Pebblebrook 12.9032% of the common membership interests in Mezz IV.
     I. Mezz IV desires to admit Pebblebrook as a member of Mezz IV, on the terms and conditions set forth in this Agreement and pursuant to that Second Amended and Restated Operating Agreement in the form attached hereto as Exhibit A (the “Amended and Restated Operating Agreement”).
     J. Pebblebrook desires to acquire, in the aggregate, forty-nine percent (49%) of the common membership interests in Mezz IV (the “Pebblebrook Interest”) (by acquiring 12.9032% of the common membership interests in Mezz IV from the Company in redemption of Pebblebrook’s Preferred Interest in the Company and receiving an issuance of 36.0968% of the common membership interests in Mezz IV from Mezz IV in exchange for making the Capital Contribution to Mezz IV) and to be admitted as a member of Mezz IV, all upon the terms and conditions set forth in this Agreement and pursuant to the Amended and Restated Operating Agreement.
     K. In consideration of its admission into Mezz IV and, in accordance with and subject to the terms and conditions set forth herein, Pebblebrook has agreed to make the Capital Contribution, as hereinafter defined, to Mezz IV, in accordance with and subject to the terms and conditions set forth herein.
     L. Concurrently with the making of the Capital Contribution (as hereinafter defined), Mezz IV shall distribute the BDB Distribution Amount (as hereinafter defined) and the BJD Distribution Amount (as hereinafter defined) to the Company, as further described in the Amended and Restated Operating Agreement (collectively, the “Interest Distributions”).
     M. Immediately following the redemption of the Preferred Interest held by Pebblebrook by the Company in exchange for an interest in Mezz IV and the making of the Capital Contribution, and upon the admission of Pebblebrook as a member of Mezz IV in accordance with the terms and conditions set forth in this Agreement and pursuant to the Amended and Restated Operating Agreement, Pebblebrook will own forty-nine percent (49%) of the common membership interests in Mezz IV and the remaining fifty-one percent (51%) of the common membership interests shall be owned by the Company.

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:
     1. Certain Defined Terms. As used herein:
          “Accrued and Earned Sick Pay” means the amount of salaries and wages which the Employees are entitled to receive (including all employment taxes with respect thereto) for any sick days accrued by such Employees as of the time in question (computed at the rate of the salaries and wages earned by such Employees as of the time in question).
          “Accrued and Earned Vacation Pay” means the amount of salaries and wages which the Employees are entitled to receive (including all employment taxes with respect thereto) for any vacation days accrued by such Employees as of the time in question (computed at the rate of the salaries and wages earned by such Employees as of the time in question).
          “Additional Rent” has the meaning ascribed thereto in Section 7.3.1(b) of this Agreement.
          “Additional Title Matters” has the meaning ascribed thereto in Section 6.1.2 of this Agreement.
          “Agreement” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
          “Affiliate” means, with respect to a specified Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.
          “Affinia Dumont Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “Amended and Restated Operating Agreement” has the meaning ascribed thereto in the recitals of this Agreement.
          “Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
          “Balance Sheets” has the meaning ascribed thereto in Section 9.1.2(j) of this Agreement.
          “BDB” has the meaning ascribed thereto in the recitals of this Agreement.
          “BDB Distribution Amount” means an amount not to exceed $14,000,000 without Pebblebrook’s consent, which consent shall not to be unreasonably withheld.

          “Benjamin Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “BJD” has the meaning ascribed thereto in the recitals of this Agreement.
          “BJD Distribution Amount” means an amount not to exceed $14,000,000 without Pebblebrook’s consent, which consent shall not to be unreasonably withheld.
          “Broker” has the meaning ascribed thereto in Section 13 of this Agreement.
          “Business Day” means any day other than a Saturday, Sunday, a federal holiday or any other day on which banks located in New York, New York are authorized to be closed.
          “Capital Contribution” means an amount equal to (A) the product of (x) Forty-Nine Percent (49%) times (y) an amount equal to (1) Nine Hundred Ten Million Dollars ($910,000,000), as adjusted for prorations pursuant to Section 7.3, minus (2) the aggregate principal amount of the Loans on the Closing Date minus (B) the LJDD Purchase Price.
          “Certificate of Withdrawal” has the meaning ascribed thereto in Section 7.1.2(b) of this Agreement.
          “Closing” has the meaning ascribed thereto in Section 7 of this Agreement.
          “Closing Costs” has the meaning ascribed thereto in Section 7.2 of this Agreement.
          “Closing Date” has the meaning ascribed thereto in Section 7 of this Agreement..
          “Closing Statement” has the meaning ascribed thereto in Section 7.1.3(a) of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commitment” has the meaning ascribed thereto in Section 6.1.1 of this Agreement.
          “Company” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
          “Company Closing Certificate” has the meaning ascribed thereto in Section 7.1.1(d) of this Agreement.
          “Compensation” means all salaries and wages which the Employees are entitled to receive at the time in question, together with all employment taxes with respect thereto, including, without limitation, any withholding or employer contributions under the Federal Insurance Contribution Act and Federal Unemployment Taxes Act, and all other compensation accrued or payable to the Employees (other than Accrued and Earned Vacation Pay and Accrued and Earned Sick Pay), including, without limitation, (i) the reasonably projected bonus or incentive compensation, which shall be prorated for the year in which the Closing occurs based on the portion of the year each party owned the Hotel; and (ii) any health, welfare and other benefits provided to the Employees under the Employee Plans, and employer contributions to, and amounts paid or accrued under, the Employee Plans for the benefit of the Employees.
          “Consent Documents” has the meaning ascribed thereto in Section 4.1.2 of this Agreement.
          “Consent Requirements” has the meaning ascribed thereto in Section 4.1.1 of this Agreement.
          “Contracts” has the meaning ascribed thereto in Section 9.1.3(b) of this Agreement.
          “Control” (and the correlative terms “Controlled by”, “Controlling” and “under common Control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of voting stock, by contract or otherwise. A Person may be deemed to Control another Person notwithstanding that other Persons may have approval rights over certain decisions of the subject Person.
          “Corporate Maximum Liability Amount” has the meaning ascribed thereto in Section 5.3.1 of this Agreement.
          “Current Month” has the meaning ascribed thereto in Section 7.3.1(b) of this Agreement.
          “Current Tax Year” has the meaning ascribed thereto in Section 7.3.1(a)(i) of this Agreement.
          “Cut-Off Time” has the meaning ascribed thereto in Section 7.3.1 of this Agreement.
          “Default” has the meaning ascribed thereto in Section 11.2 of this Agreement.
          “Denihan Guarantors” means, jointly and severally, Brooke Denihan Barrett and Benjamin Joseph Denihan, Jr.
          “Denihan Indemnified Party” and “Denihan Indemnified Parties” have the meanings ascribed thereto in Section 6.2.2 of this Agreement.
          “Denihan’s Knowledge” (or any similar phrase) shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge of Brooke Denihan Barrett, Benjamin Joseph Denihan, Jr., David Duncan or Ellen Brown, (and such individuals shall not have any liability in connection herewith).
          “Denihan’s Proprietary Material” means any of the following material which is subject to attorney client privilege or which is attorney work product (excluding in each case materials related to matters regarding the Company itself, the Fee Owners or the Subsidiaries) or which may not be disclosed pursuant to any order or agreement in any arbitration, litigation or other proceeding.
          “Denihan Related Parties” has the meaning ascribed thereto in Section 10.1.3 of this Agreement.
          “Denihan Representation Party” has the meaning ascribed thereto in Section 9.1.2(a) of this Agreement.
          “Deposit” has the meaning ascribed thereto in Section 3.1 of this Agreement.
          “Deposit Escrow Agreement” has the meaning ascribed thereto in Section 3.1 of this Agreement.
          “Effective Date” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
          “Employees” has the meaning ascribed thereto in Section 9.9.
          “Employee Plans” means all plans and programs maintained by or on behalf of Manager (or an Affiliate of Manager), for the health, welfare or benefit of any Employees and/or their spouses, dependents or other qualified beneficiaries.
          “Encumbrance” has the meaning ascribed thereto in Section 9.1.2(e) of this Agreement.
          “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder).

          “Escrow Agent” has the meaning ascribed thereto in Section 3.1 of this Agreement.
          “Excluded Tangible Property” has the meaning ascribed thereto in the definition of “Property.”
          “Existing Hotel Management Agreements” means, collectively, (i) that certain Management Agreement dated as of December 29, 2005 between Southgate Tower Fee and Manager, as amended and restated as of July 9, 2007, (ii) that certain Management Agreement dated as of December 29, 2005 between Benjamin Fee and Manager, as amended and restated as of July 9, 2007, (iii) that certain Management Agreement dated as of December 29, 2005 between Affinia Dumont Fee and Manager, as amended and restated as of July 9, 2007, (iv) that certain Management Agreement dated as of December 29, 2005 between Gardens Fee and Manager, as amended and restated as of July 9, 2007, (v) that certain Management Agreement dated as of December 29, 2005 between Plaza 50 Fee and Manager, as amended and restated as of July 9, 2007 and (vi) that certain Management Agreement dated as of December 29, 2005 between Shelburne Fee and Manager, as amended and restated as of July 9, 2007.
          “Federal WARN Act” has the meaning ascribed thereto in Section 9.9 of this Agreement.
          “Fee Owner” and “Fee Owners” has the meaning ascribed thereto in the recitals of this Agreement.
          “Gardens Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “Governmental Authority” shall mean any federal, state, county or municipal government, or political subdivision thereof, any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court or administrative tribunal.
          “Hazardous Material” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material that contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non friable, (e) polychlorinated biphenyl (“PCBs”) or PCB containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.
          “HELABA” means Landesbank Hessen-Thuringen Girozentrale, a German banking Corporation
          “Hotels” has the meaning ascribed thereto on Schedule 1 attached hereto.

          “Hypo” means Hypo Real Estate Capital Corporation, a Delaware corporation.
          “Improvements” has the meaning ascribed thereto in the definition of “Property.”
          “Indemnitee” has the meaning ascribed thereto in Section 5.3.2(a) of this Agreement.
          “Indemnitor” has the meaning ascribed thereto in Section 5.3.2(a) of this Agreement.
          “Indemnity and Contribution Agreement” has the meaning ascribed thereto in Section 2.1.2 of this Agreement.
          “Industry Wide Agreement” has the meaning ascribed thereto in Section 12.1 of this Agreement.
          “Intangible Property” has the meaning ascribed thereto in the definition of “Property.”
          “Interest Distributions” has the meaning ascribed thereto in the recitals of this Agreement.
          “Inventoried Baggage” has the meaning ascribed thereto in Section 9.7 of this Agreement.
          “Investor’s Policy” has the meaning ascribed thereto in Section 5.2(c) of this Agreement.
          “IRS” shall mean the Internal Revenue Service.
          “Land” has the meaning ascribed thereto in the definition of “Property” below.
          “Law” shall mean any presently existing or future federal, state, regional or local law, constitution, rule, statute, ordinance, regulation, decision, ruling, permit, certificate, requirement or order of any Governmental Authority.
          “Leases” has the meaning ascribed thereto in Section 9.1.3(a) of this Agreement.
          “Lease Schedule” has the meaning ascribed thereto in Section 9.1.3(a) of this Agreement.
          “Lender” shall mean, collectively, or, individually, as the context requires, the Mortgage Lender, Mezz I Lender, Mezz II Lender, Mezz III Lender and Mezz IV Lender.
          “Lender Consent” has the meaning ascribed thereto in Section 4.1 of this Agreement.

          “Limited Liability Company Agreements” has the meaning ascribed thereto in Section 2.2.1 of this Agreement.
          “Liquor Licenses” has the meaning ascribed thereto in Section 9.12 of this Agreement.
          “Lists” has the meaning ascribed thereto in Section 9.2.3(a) of this Agreement.
          “LJDD” has the meaning ascribed thereto in the recitals of this Agreement.
          “LJDD Purchase Price” has the meaning ascribed thereto in the recitals to this Agreement.
          “Loan Documents” shall mean, collectively, the Mortgage Loan Documents, the Mezz I Loan Documents, the Mezz II Loan Documents, the Mezz III Loan Documents and the Mezz IV Loan Documents.
          “Loan Guaranties” means, as the case may be, the existing guaranties under the Loans and/or any guaranties that are required by the Lenders to be executed and delivered at Closing in accordance with the terms of this Agreement which shall be in a form acceptable to the Denihan Guarantors and Pebblebrook.
          “Loan Paydown Amount” means the amount, if any, paid by the Fee Owners to the Lenders at Closing to reduce the outstanding principal balances of the Loans.
          “Loans” shall mean, collectively, or, individually, as the context requires, the Mezz I Loan, the Mezz II Loan, the Mezz III Loan, the Mezz IV Loan and the Mortgage Loan.
          “Losses” means, with respect to an Indemnitee, any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, Taxes, amounts paid in settlement of whatever kind or nature, including but not limited to reasonable legal fees and disbursements of legal counsel and other costs of defense actually incurred by such Indemnitee, but excluding, with respect to such Indemnitee, consequential and punitive damages suffered by such Indemnitee.
          “Management Agreements” means those certain Management Agreements to be entered into between the Manager and each Operating Tenant with respect to each Hotel leased by such Operating Tenant in the forms agreed to by the Parties.
          “Manager” shall mean DHG Management Company, LLC, a New York limited liability company and its successors and assigns.
          “Material Leases” shall mean any Lease covering 1,000 or more rentable square feet of any Property, excepting each Operating Lease.
          “Mezz I” has the meaning ascribed thereto in the recitals to this Agreement.

          “Mezz I Lender” shall mean Landesbank Hessen-Thuringen Girozentrale and Hypo Real Estate Corporation, collectively, in their respective capacities as holders of the Mezz I Loan.
          “Mezz I Loan” shall mean that certain loan made by Mezz I Lender to Mezz I on July 9, 2007 in the original principal amount of $105,000,000.00 evidenced and/or secured by, among other things, the Mezz I Loan Agreement.
          “Mezz I Loan Agreement” shall mean that certain Mezzanine A Loan Agreement dated as of July 9, 2007 by and among Mezz I, HELABA (as successor to Hypo, in its capacity as agent) and Mezz I Lender, as amended by that certain First Amendment to Mezzanine A Loan Agreement, dated as of August 31, 2007 by and among Mezz I, HELABA (in its capacity as agent) and Mezz I Lender, as further amended by that certain Mezzanine A Note Splitter and Loan Modification Agreement, dated as of October 30, 2007 by and among Mezz I, HELABA (in its capacity as agent) and Mezz I Lender, as further amended by that certain Third Amendment to Mezzanine A Loan Agreement and Omnibus Amendment dated as of August 16, 2010 and effective as of August 1, 2009 by and among Mezz I, HELABA (in its capacity as agent) and Mezz I Lender.
          “Mezz I Loan Documents” shall mean all documents evidencing, securing and/or guaranteeing the Mezz I Loan, including without limitation, the Mezz I Loan Agreement.
          “Mezz II” has the meaning ascribed thereto in the recitals to this Agreement.
          “Mezz II Lender” shall mean Hypo and certain other lenders, collectively, in their respective capacities as holders of the Mezz II Loan.
          “Mezz II Loan” shall mean that certain loan made by Mezz II Lender to Mezz II on July 9, 2007 in the original principal amount of $105,000,000.00 evidenced and/or secured by, among other things, the Mezz II Loan Agreement.
          “Mezz II Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of July 9, 2007 by and among Mezz II, Hypo (in its capacity as agent) and Mezz II Lender, as amended by that certain First Amendment to Mezzanine B Loan Agreement, dated as of August 31, 2007 by and among Mezz II, Hypo (in its capacity as agent) and Mezz II Lender, as further amended by that certain Second Amendment to Mezzanine B Loan Agreement and Omnibus Amendment, dated as of August 16, 2010 and effective as of August 1, 2009, by and among Mezz II, Hypo (in its capacity as agent) and Mezz II Lender.
          “Mezz II Loan Documents” shall mean all documents evidencing, securing and/or guaranteeing the Mezz II Loan, including without limitation, the Mezz II Loan Agreement.
          “Mezz III” has the meaning ascribed thereto in the recitals to this Agreement.
          “Mezz III Lender” shall mean Hypo and certain other lenders, collectively, in their respective capacities as holders of the Mezz III Loan.

          “Mezz III Loan” shall mean that certain loan made by Mezz III Lender to Mezz III on July 9, 2007 in the original principal amount of $70,000,000.00 evidenced and/or secured by, among other things, the Mezz III Loan Agreement.
          “Mezz III Loan Agreement” shall mean that certain Mezzanine C Loan Agreement, dated as of July 9, 2007 by and among Mezz III, Hypo (in its capacity as agent) and Mezz III Lender, as amended by that certain First Amendment to Mezzanine C Loan Agreement, dated as of August 31, 2007 by and among Mezz III, Hypo (in its capacity as agent) and Mezz III Lender, as further amended by that certain Second Amendment to Mezzanine C Loan Agreement and Omnibus Amendment, dated as of August 16, 2010 and effective as of August 1, 2009 by and among Mezz III, Hypo (in its capacity as agent) and Mezz III Lender.
          “Mezz III Loan Documents” shall mean all documents evidencing, securing and/or guaranteeing the Mezz III Loan, including without limitation, the Mezz III Loan Agreement.
          “Mezz IV” has the meaning ascribed thereto in the introductory paragraph to this Agreement.
          “Mezz IV Closing Certificate” has the meaning ascribed thereto in Section 7.1.1(c) of this Agreement.
          “Mezz IV Lender” shall mean Hypo and certain other lenders, collectively, in their respective capacities as holders of the Mezz IV Loan.
          “Mezz IV Loan” shall mean that certain loan made by Mezz IV Lender to Mezz IV on July 9, 2007 in the original principal amount of $40,000,000.00 evidenced and/or secured by, among other things, the Mezz IV Loan Agreement.
          “Mezz IV Loan Agreement” shall mean that certain Mezzanine D Loan Agreement, dated as of July 9, 2007 by and among Mezz IV, Hypo (in its capacity as agent) and Mezz IV Lender, as amended by that certain First Amendment to Mezzanine D Loan Agreement, dated as of August 31, 2007 by and among Mezz IV, Hypo (in its capacity as agent) and Mezz IV Lender, as further amended by that certain Second Amendment to Mezzanine D Loan Agreement and Omnibus Amendment, dated as of August 16, 2010 and effective as of August 1, 2009 by and among Mezz IV, Hypo (in its capacity as agent) and Mezz IV Lender.
          “Mezz IV Loan Documents” shall mean all documents evidencing, securing and/or guaranteeing the Mezz IV Loan, including without limitation, the Mezz IV Loan Agreement.
          “Mezz IV Loan Transactions” has the meaning ascribed thereto in the rectials to this Agreement.
          “Mortgage Lender” shall mean Hypo and certain other lenders, collectively, in their respective capacities as holders of the Mortgage Loan.

          “Mortgage Loan” has the meaning ascribed thereto in the recitals to this Agreement.
          “Mortgage Loan Agreement” shall mean that certain Loan and Security Agreement, dated as of July 9, 2007 by and among Fee Owners, Hypo (in its capacity as agent) and the Mortgage Lender, as amended by that certain Note Splitter and Loan Modification Agreement, dated as of August 31, 2007 by and among Fee Owners, Hypo (in its capacity as agent) and the Mortgage Lender, as further amended by that certain Second Amendment to Loan and Security Agreement, dated as of August 31, 2007 by and among Fee Owners, Hypo (in its capacity as agent) and the Mortgage Lender, as further amended by that certain Third Amendment to Loan and Security Agreement dated as of August 16, 2010 and effective as of August 1, 2009, by and among Fee Owners, Hypo (in its capacity as agent) and the Mortgage Lender.
          “Mortgage Loan Documents” shall mean all documents evidencing, securing and/or guaranteeing the Mortgage Loan, including without limitation, the Mortgage Loan Agreement.
          “NYSLA” has the meaning ascribed thereto in Section 9.12 of this Agreement.
          “OFAC” has the meaning ascribed thereto in Section 9.1.2(d) of this Agreement.
          “Operating Lease” has the meaning ascribed thereto in Section 2.2.2 of this Agreement.
          “Operating Lease Costs” has the meaning ascribed thereto in Section 4.1.4 of this Agreement.
          “Operating Lease Transactions” has the meaning ascribed thereto in Section 2.2.5 of this Agreement.
          “Operating Tenant” has the meaning ascribed thereto in Section 2.2.1 of this Agreement.
          “Operating Tenant Holding Company” has the meaning ascribed thereto in Section 2.2.1 of this Agreement.
          “Operating Tenant Mezzanine Holding Company” has the meaning ascribed thereto in Section 2.2.1 of this Agreement.
          “Operational Taxes” has the meaning ascribed thereto in Section 7.3.1(a)(ii) of this Agreement.
          “Order” and “Orders” have the meanings ascribed thereto in Section 9.1.2(d) of this Agreement.
          “Outside Closing Date” has the meaning ascribed thereto in Section 7 of this Agreement.

          “Party” shall refer to a party to this Agreement.
          “Pebblebrook” has the meaning ascribed thereto in the introductory paragraph of this Agreement.
          “Pebblebrook Closing Certificate” has the meaning ascribed thereto in Section 7.1.2(b) of this Agreement.
          “Pebblebrook Indemnified Parties” has the meaning ascribed thereto in Section 5.3 of this Agreement.
          “Pebblebrook Interest” has the meaning ascribed thereto in the recitals of this Agreement.
          “Permitted Exceptions” has the meaning ascribed thereto in Section 6.1.1 of this Agreement.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, unincorporated organization, governmental or regulatory body or other entity.
          “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.
          “Plaza 50 Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “Preferred Interest” has the meaning set forth in the recitals to this Agreement.
          “Preferred Redemption Amount” means $40,000,000 plus the accrued return thereon up to the Closing Date.
          “Property” shall mean, with respect to each Hotel (a) the land (collectively, the “Land”) described in Schedule 1, together with all easements, interests in roadways, strips and other rights appurtenant to the Land, (b) all improvements, structures and fixtures located upon the Land, including the Hotels (collectively, the “Improvements”; together with the Land, the “Real Property”), (c) all furniture, fixtures, equipment, machinery, appliances, linens, artwork, uniforms, supplies, food and beverage inventories, and other items of tangible personal property owned by such Fee Owner and located on the Land and used in connection with the Hotels (collectively, the “Tangible Personal Property”), and (d) all Contracts, governmental permits, licenses and approvals, warranties and guarantees that the applicable Fee Owner has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements directly relating to the Hotel, telephone numbers, post office boxes, signage rights, utility and development rights and privileges, site plans, surveys, plans and specifications pertaining to the Land and the Tangible Personal Property, and all websites and domains used for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel (collectively, the “Intangible Property”). “Property” shall mean an individual Property or all Properties collectively, as context requires. Notwithstanding anything herein to the contrary, the following will not be owned by the Company or the

Operating Tenants on the Closing Date and are excluded from the definition of “Property” and “Intangible Property”: (i) URL’s and other Internet sites relating to the Company, Fee Owners, Hotels or Manager; (ii) all brand names, copyrights and other intellectual property with respect to the “Affinia,” “Benjamin,” “James,” “Affinia Dumont Hotel”, the “Affinia Dumont Lofts”, “Affinia Dumont”, “Affinia 50”, “Affinia Shelburne”, “Affinia Gardens”, “Affinia Manhattan” or “Denihan Hospitality Group”; (iii) all proprietary reservation systems, software systems, and similar items owned by the Manager; and (iv) all Tangible Personal Property owned by the Manager and identified on Schedule 1.1 or tenants of the Hotels (the “Excluded Intangible Property”); provided, however, that the Operating Tenants shall have use of certain of the Excluded Intangible Property pursuant to the terms of the Management Agreements.
          “Property Maximum Liability Amount” has the meaning ascribed thereto in Section 5.3.1 of this Agreement.
     “Real Property” has the meaning ascribed thereto in the definition of “Property”.
          “Representatives” shall mean any Person’s respective officers, directors, partners, members, trustees, shareholders, controlling persons, employees, agents, advisors, attorneys, potential lenders, affiliates or representatives.
          “SEC” has the meaning ascribed to such term in Section 9.10 of this Agreement.
          “Shelburne Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “Southgate Tower Fee” has the meaning ascribed thereto in the recitals of this Agreement.
          “Subsidiaries” has the meaning ascribed thereto in the recitals of this Agreement.
          “Surveys” has the meaning ascribed thereto in Section 6.1.1 of this Agreement.
          “Survival Period” has the meaning ascribed thereto in Section 9.3 of this Agreement.
          “Tangible Personal Property” has the meaning ascribed thereto in the definition of “Property.”
          “Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer (including, without limitation, New York City Real Property Transfer Tax and New York State Real Estate Transfer Tax), ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amount incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not, but expressly excluding any reassessment of the Properties for any post-Closing tax year due to the closing of the transactions contemplated herein, including the transfer and issuance of the Pebblebrook Interest, or any interest or penalties incurred in connection with such change of ownership.
          “Tax Return” shall mean any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority or a third party in connection with Taxes.
          “Tenants” has the meaning ascribed thereto in Section 7.3.1(b) of this Agreement.
          “Tenant Estoppels” has the meaning ascribed thereto in Section 9.11 of this Agreement.
          “Termination Costs” means the actual out-of-pocket costs incurred by Pebblebrook in connection with its due diligence with respect to the purchase of forty-nine percent (49%) of the indirect interests in the Property, including, without limitation, reasonable fees of outside legal counsel and third party consultants.
          “Third Party Claim” has the meaning ascribed thereto in Section 5.3. 2(a) of this Agreement.
          “Title Company” has the meaning ascribed thereto in Section 6.1.1 of this Agreement.
          “Title Disapproval Notice” has the meaning ascribed thereto in Section 6.1.2 of this Agreement.
          “Transaction Documents” means the Amended and Restated Operating Agreement, Operating Lease and all other documents, certificates and affidavits being executed and delivered pursuant to or in connection with this Agreement and the consummation of the transactions contemplated hereby.
          “Update” has the meaning ascribed thereto in Section 6.1.2 of this Agreement.
          “Violations” has the meaning ascribed thereto in Section 6.1.3 of this Agreement.
          “Vouchers” has the meaning ascribed thereto in Section 7.3.1(g) of this Agreement.
          “Willful Default” has the meaning ascribed thereto in Section 11.1 of this Agreement.
     2. Investment in the Company and Operating Lease Transactions.
          2.1 Investment.

               2.1.1 On the Closing Date, (i) Pebblebrook shall pay the LJDD Purchase Price to the Company, (ii) the Company shall pay such funds to LJDD, acquire the Preferred Interest from LJDD and transfer the Preferred Interest to Pebblebrook, (iii) immediately thereafter, the Company shall redeem the Preferred Interest held by Pebblebrook in exchange for 12.9032% of the common membership interests in Mezz IV and the Company shall assign 12.9032% of the common membership interests in Mezz IV, in accordance with the terms of this Agreement, (iv) Pebblebrook shall make the Capital Contribution to Mezz IV, and (v) Mezz IV shall issue to Pebblebrook and additional 36.0968% of the common membership interests in Mezz IV, in accordance with the terms and conditions of this Agreement and the Amended and Restated Operating Agreement. The LJDD Purchase Price shall be paid in cash at Closing by release of the Deposit from escrow, and the balance by wire transfer of immediately available funds, in each case, to an account of the Company, as designated by the Company. The Capital Contribution shall be paid in cash at Closing by wire transfer of immediately available funds to an account of Mezz IV, as designated by Mezz IV.
               2.1.2 At Closing, Pebblebrook shall assume all liabilities, obligations, costs and expenses arising from, relating to, or in connection with the Pebblebrook Interest and arising under the Amended and Restated Operating Agreement and other Transaction Documents with respect to its indirect beneficial ownership interest in the Properties, in both cases, to the extent and only to the extent arising or accruing following the period from and after the Closing Date (and subject to the express representations, warranties and indemnities of Mezz IV and the Company contained in this Agreement) and (b) the Denihan Guarantors shall execute and deliver a indemnity and contribution agreement (“Indemnity and Contribution Agreement”) in a form attached hereto as Exhibit M pursuant to which Denihan Guarantors shall indemnify and hold Pebblebrook harmless from and against any claim for certain Losses as set forth in the Indemnity and Contribution Agreement. The provisions of this Section 2.1.2 shall survive the Closing.
               2.1.3 On the Closing Date, after receipt of the Capital Contribution, Mezz IV shall use a portion of such funds to pay to the Company an amount equal to the sum of the BDB Distribution Amount and the BJD Distribution Amount.
          2.2 Operating Lease.
               2.2.1 On or prior to Closing, the Company and Pebblebrook agree to (i) cause the formation of (x) a limited liability company under the laws of the State of Delaware (the “Operating Tenant Holding Company”), (y) four (4) single member limited liability companies under the laws of the State of Delaware, all owned directly or indirectly by the Operating Tenant Holding Company as set forth on the proposed organizational chart attached hereto as Exhibit K (each such entity, an “Operating Tenant Mezzanine Holding Company”) and (z) six (6) limited liability companies under the laws of the State of Delaware, all owned indirectly by the Operating Tenant Holding Company and directly and/or indirectly by the Operating Tenant Mezzanine Holding Companies as set forth on the proposed organizational chart set forth on Exhibit K attached hereto, and authorize such entities to do business in the State of New York (each entity, an “Operating Tenant”) and (ii) execute all documentation in connection with same, including, without limitation, certificates of formation, authorizations to do business and the form of limited liability company agreement attached hereto as Exhibit B with respect to the Operating Tenant Holding Company and as mutually agreed to with respect to each of the Operating Tenant Mezzanine Holding Companies and the Operating Tenants and approved by the applicable Lender (collectively, the “Limited Liability Company Agreements”). The Company shall own fifty-one percent (51%) of the membership interests in the Operating Tenant Holding Company, each Operating Tenant Mezzanine Holding Company and each Operating Tenant and the remaining forty-nine percent (49%) of the membership interests in each such entity shall be owned directly or indirectly by Pebblebrook Hotel L.P., through its taxable REIT subsidiary, Pebblebrook Hotel Lessee, Inc.
               2.2.2 On or prior to Closing, subject to obtaining the Lender Consent as set forth in this Agreement, the Company agrees to cause each of the Fee Owners to enter into an operating lease, as landlord, with respect to the leasing of the hotel owned by such Fee Owner to Operating Tenant, in the forms attached hereto as Exhibit C (each, an “Operating Lease”).
               2.2.3 On or prior to Closing, subject to obtaining the Lender Consent as set forth in this Agreement, the Company and Pebblebrook agree to cause each Operating Tenant to enter into its respective Operating Lease.
               2.2.4 The items described in this Section 2.2 shall be hereinafter known as the “Operating Lease Transactions”.
          2.3 Federal Income Tax Treatment. The Parties agree that, for federal income tax purposes, the transactions contemplated by this Agreement and the Amended and Restated Operating Agreement shall be treated as follows: (i) a sale of the Preferred Interest by LJDD to Pebblebrook (with respect to which an election by the Company under section 754 of the Code shall be made (giving rise to an adjustment under section 743 of the Code)); (ii) a redemption of Pebblebrook from the Company under sections 731 and 732(b) of the Code in exchange for an undivided interest in the assets of Mezz IV, (iii) a contribution of the respective undivided interests in the assets of Mezz IV under section 721(a) of the Code by Pebblebrook and the Company to a newly-created partnership (i.e., Mezz IV), (iv) a cash contribution pursuant to section 721(a) of the Code by Pebblebrook to Mezz IV in the amount of the Capital Contribution; and (v) a cash distribution by Mezz IV to the Company in the amount of the sum of the BDB Distribution Amount and the BJD Distribution Amount under Treas. Reg. section 1.707-4(d).
     3. Deposit.
          3.1 Payment of the Deposit. On the Effective Date, Pebblebrook shall deliver to Royal Abstract of New York LLC (the “Escrow Agent”), in escrow, cash in the amount of $10,000,000 by wire transfer of immediately available funds pursuant to Escrow Agent’s wire instructions set forth on Schedule 3.1, attached hereto and made a part hereof (such amount, with any interest accrued thereon, shall be referred to and constitute the “Deposit” for purposes of this Agreement). The Deposit shall be held and disbursed by Escrow Agent in accordance with this Agreement and that certain Deposit Escrow Agreement, dated of the date hereof, by and among the Company, Pebblebrook and Escrow Agent, in the form attached hereto as Exhibit I (the “Deposit Escrow Agreement”). This provision shall survive the termination of this Agreement.

          3.2 Interest-Bearing Account. The Deposit shall be held by the Escrow Agent pursuant to the Deposit Escrow Agreement in a separate, interest-bearing account with a federally insured commercial bank or other financial institution with a branch located in New York City mutually acceptable to the Company and Pebblebrook, as security for Pebblebrook’s performance of its obligations under this Agreement. The Deposit shall not be withdrawn from the account unless and until it is to be delivered to the Company or Pebblebrook pursuant to the provisions of the Deposit Escrow Agreement. Any interest earned on the Deposit shall be delivered to the party receiving the Deposit.
          3.3 Application of Deposit. At Closing, the Deposit and the interest earned thereon shall be paid to the Company and the Deposit shall be credited as partial payment of the LJDD Purchase Price. The Deposit shall not be refundable to Pebblebrook except as expressly provided in this Agreement and the Deposit Escrow Agreement.
     4. Lender Consent.
          4.1 Lender Consent. The Parties agree that consummation of the Operating Lease Transactions will require the prior consent of the Lenders under the Loan Documents (the “Lender Consent”).
               4.1.1 Pebblebrook acknowledges that it has reviewed copies of the Loan Documents that the Company has delivered or made available to Pebblebrook. Pebblebrook acknowledges and agrees that (a) the Loan Documents, set forth certain requirements that restrict or prohibit the Operating Lease Transactions without the prior consent of the Lender and (b) Lender may impose conditions on its consent to the Operating Lease Transactions that are not expressly provided for in the Loan Documents (collectively, the “Consent Requirements”). Notwithstanding anything to the contrary contained herein, Pebblebrook will have the right, in its sole discretion, to consent or not to consent to any and all modifications of the substantive terms of Loan Documents proposed by the Lender as part of the Consent Requirements or otherwise in connection with the transactions contemplated by this Agreement; provided, however, that Pebblebrook Hotel, L.P. shall, jointly with the Denihan Guarantors, execute and deliver any necessary Loan Guaranties and, in connection therewith Pebblebrook Hotel, L.P. and the Denihan Guarantors shall enter into a mutually acceptable Contribution and Indemnity Agreement (the “Contribution and Indemnity Agreement”), which shall provide for, among other things, a pro rata sharing of liability under the Loan Guaranties except with respect to liabilities that (i) are solely the fault of either (y) one of the Denihan Guarantors or their Affiliates or (z) Pebblebrook Hotel, L.P. or its Affiliates, in which case the party and/or its Affiliate(s) that solely caused such liability shall be responsible for one hundred percent (100%) of such liabilities and (ii) any claims made by Lender pursuant to the recourse carve-out guaranty for lost income during the period that a Hotel is closed as a result of its certificate of occupancy not being compliant with the Hotel’s use, which shall be the responsibility of the Denihan Guarantors.
               4.1.2 From and after the Effective Date, the Parties shall use commercially reasonable efforts, and cooperate with one another in good faith, to satisfy the Consent Requirements, including, without limitation, obtaining the Lenders’ written consent of the Operating Lease Transactions and the submission from time to time of any information and copies of documents or records requested by a Lender, servicer or any rating agencies. At Closing, Mezz IV, the Company and Pebblebrook and any Affiliate of the foregoing shall execute and deliver or cause to be delivered such agreements and other documentation as the Lenders may reasonably require in order to provide the Lender Consent, in each case, in form and content acceptable to the Party or Affiliate thereof executing and delivering such agreements or documents in each such Party’s or Affiliate’s reasonable discretion (collectively, the “Consent Documents”).
               4.1.3 Notwithstanding anything contained in this Agreement to the contrary, Pebblebrook shall not meet with or discuss the Operating Lease Transactions with the Lenders, including, without limitation, telephonically, electronically or in person, without a representative of Mezz IV or the Company being present during such discussions, meetings or conference calls. Pebblebrook shall deliver or cause to be delivered to the Company all correspondence sent to Pebblebrook by Lenders within one (1) Business Day of receipt. The Company shall cause to be delivered to Pebblebrook all material correspondence sent to the Company, the Subsidiaries or Fee Owners by Lender within one (1) Business Day of receipt. The Company (i) shall provide advance notice to Pebblebrook of all pre-scheduled meetings with the Lenders and all material pre-scheduled discussions with the Lenders and allow representative(s) of Pebblebrook to be present during such material meetings or discussions with the Lenders; and (ii) to the extent reasonably practicable, shall endeavor to contact Pebblebrook prior to or simultaneously with the Company’s material discussions with the Lenders which are not pre-scheduled to afford Pebblebrook the opportunity to participate in any such material discussion. Pebblebrook and the Company shall timely provide the Lenders with all applications, financial statements, reports and organizational materials required by such Lender with respect to itself or any of its Affiliates. Pebblebrook and the Company shall each use commercially reasonable efforts, all in a continuous and diligent manner, to seek to satisfy all requirements and conditions precedent to obtaining the Lender Consent (other than those requirements and conditions specific to the other Party or its Affiliates); provided, however, that Pebblebrook shall not be required to satisfy any requirement that might negatively impact Pebblebrook Hotel Trust’s ability to qualify as a REIT. Pebblebrook shall within three (3) Business Days of its receipt of the Company’s written request provide the Company with a certification stating whether one or more requirements of the Consent Requirements applicable to Pebblebrook identified by the Company in such written request shall have been fulfilled, together with a reasonable estimate of the time frame required for Pebblebrook to fulfill such outstanding requirements. The Company shall within three (3) Business Days of its receipt of the Pebblebrook’s written request provide Pebblebrook with a certification stating whether one or more requirements of the Consent Requirements applicable to the Company, the Subsidiaries or Fee Owners identified by Pebblebrook in such written request shall have been fulfilled, together with a reasonable estimate of the time frame required for the applicable party to fulfill such outstanding requirements.
               4.1.4 All fees, costs and expenses incurred by Mezz IV, the Company, the Subsidiaries (excluding Mezz IV) and the Fee Owners to consummate the Operating Lease Transactions, including, without limitation, the costs and legal fees of any Lender, rating agency fees, deposits, special servicer fees, processing fees, the legal fees of Mezz IV, the Company, the Subsidiaries (excluding Mezz IV) and the Fee Owners, accountant fees, application fees and any other similar fee or payment related to the Operating Lease Transactions, costs of lender title insurance policies, (collectively, the “Operating Lease Costs”) shall be paid by Mezz IV at Closing. In the event that the Closing fails to occur and neither party is in material default of its obligations under this Agreement, Pebblebrook shall pay forty-nine percent (49%), and the Company shall be responsible for fifty-one percent (51%) of the Operating Lease Costs.
               4.1.5 The provisions of this Section 4.1 shall survive the Closing or termination of this Agreement.
          4.2 Failure to Procure Lender Consent. If the Parties have complied with the terms of Section 4.1 and one or more Lenders fails to provide the Lender Consent on or before November 14, 2011 required under the Loans, then any Party may terminate this Agreement, in which event Escrow Agent shall refund to Pebblebrook the Deposit net of Pebblebrook’s share as set forth in Section 4.1.4 of any and all accrued Operating Lease Costs which shall be paid to the Company to distribute to the parties owed such amounts, and the Parties shall thereafter have no further right or obligation under this Agreement, except for the obligations that expressly survive termination of this Agreement.
     5. Conditions Precedent to Closing. The obligation of Pebblebrook to acquire, and the Company to transfer and Mezz IV to issue the Pebblebrook Interest, as contemplated by this Agreement, and enter into the Amended and Restated Operating Agreement, the Limited Liability Company Agreement and the Operating Leases is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the Party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or waived) pursuant to the terms of this Agreement, then this Agreement shall terminate and, in connection with any such termination made in accordance with this Section 5, Mezz IV, the Company and Pebblebrook shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination), and the Deposit shall be disposed of in accordance with Section 11 of this Agreement.
          5.1 Conditions Precedent to Mezz IV and Company Obligations. The obligations of each of Mezz IV and the Company under this Agreement shall be conditioned on the satisfaction (or Mezz IV’s and the Company’s written waiver thereof) of each of the following conditions precedent:
                    (a) Pebblebrook shall have performed its obligations set forth in Section 5.3.2 of this Agreement;
                    (b) Pebblebrook shall have fully funded the LJDD Purchase Price and the Capital Contribution and paid all other sums payable by Pebblebrook (including 49% of the Closing Costs) at the Closing pursuant to the terms of this Agreement;
                    (c) Pebblebrook shall have delivered to or for the benefit of Mezz IV and the Company, on or before the Closing Date, all of the documents and items required to be delivered by Pebblebrook pursuant to Section 7.1.2 and Section 7.1.3 hereof and Pebblebrook shall have performed in all material respects all of its other obligations hereunder required to be performed on or prior the Closing Date;

                    (d) Lender shall have issued the Lender Consent;
                    (e) The Operating Tenants, Operating Tenant Holding Company and Operating Tenant Mezzanine Holding Company shall have been formed and the appropriate Affiliates of Pebblebrook shall have entered into the Limited Liability Company Agreements; and
                    (f) It shall be legally permissible to serve alcoholic beverages at each of the Hotels with the exception Hotel commonly known as the Affinia Gardens.
                    (g) Subject to the other provisions of this Agreement, (i) all representations and warranties made in this Agreement by Pebblebrook shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as if then made, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable and (ii) Pebblebrook shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Pebblebrook. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which did not arise by reason of a breach of any covenant made by Pebblebrook under this Agreement.
          5.2 Conditions Precedent to Pebblebrook Obligations. The obligations of Pebblebrook under this Agreement shall be conditioned on the satisfaction (or Pebblebrook’s written waiver thereof) of each of the following conditions:
                    (a) Mezz IV and the Company, as applicable, shall have performed their obligations under Section 5.3.1;
                    (b) Mezz IV and the Company shall have paid all sums payable by Mezz IV or the Company (including 51% of the Closing Costs) at the Closing pursuant to the terms of this Agreement;
                    (c) Mezz IV and the Company, as applicable, shall have delivered to or for the benefit of Pebblebrook, on or before the Closing Date, all of the documents and items required to be delivered by such Party pursuant to Section 7.1.1 and Section 7.1.3 hereof and Mezz IV and the Company shall have performed in all material respects all of its respective obligations hereunder to be performed on the Closing Date;
                    (d) The Title Company shall be prepared to issue to Pebblebrook, an ALTA 2006 Owner’s Policy of Title Insurance containing a non-imputation endorsement, with coverage in the amount of the Capital Contribution, insuring the beneficial interests of Pebblebrook, as an indirect member of the Fee Owners, subject only to the Permitted Exceptions (the “Investor’s Policy”). If Pebblebrook elects to purchase coverage under the Investor’s Policy (i) of $200,000,000, then the Company shall pay the entire cost of such policy (ii) of greater then $200,000,000 the Company shall pay for the amount of such policy up to $200,000,000 of coverage and Pebblebrook shall be responsible for the cost of the coverage over $200,000,000;
                    (e) Lender shall have issued the Lender Consent;
                    (f) The Operating Tenants, Operating Tenant Holding Company and Operating Tenant Mezzanine Holding Company shall have been formed and the appropriate Affiliates of the Company shall have entered into the Limited Liability Company Agreements; and
                    (g) It shall be legally permissible to serve alcoholic beverages at each of the Hotels with the exception of the Hotel commonly known as the Affinia Gardens.
                    (h) Subject to the other provisions of this Agreement, (i) all representations and warranties made in this Agreement by Mezz IV and the Company shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable, and (ii) Mezz IV and the Company shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Mezz IV and the Company. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which did not arise by reason of a breach of any covenant made by Mezz IV and the Company under this Agreement.
          5.3 Indemnity.
               5.3.1 Indemnification by Company. From and after the Effective Date, provided a claim is made during the Survival Period, if applicable, and subject to and in accordance with Section 5.3.2 below, the Company will indemnify, defend and hold Pebblebrook and its respective officers, directors, employees, partners, and agents (collectively, the “Pebblebrook Indemnified Parties”) harmless from and against any and all Losses suffered or incurred by the Pebblebrook Indemnified Parties, directly or indirectly, caused by, resulting from or arising out of (a) any breach of any representation or warranty of such contained in Section 9.1.2 of this Agreement, (b) any breach of any representation or warranty of such contained in Section 9.1.3 of this Agreement, (c) any breach or nonperformance of any covenant or agreement made by the Company in Section 9.4 of this Agreement, and (d) any claim against or liability of the Company, a Subsidiary or Fee Owner that accrued prior to the Closing not disclosed in this Agreement or contained in the materials made available to Pebblebrook prior to the Effective Date (individually, a “Breach” and collectively, as applicable, “Breaches”). Notwithstanding anything contained in this Agreement to the contrary, it is expressly agreed and understood by the parties that if the Closing of the transactions hereunder shall have occurred, then Company shall have no liability (and Pebblebrook shall make no claim against Company) for a Breach or Breaches under clauses (a), (b) (c) and/or (d) above, unless (i) the valid claims for all such breaches and indemnifications collectively aggregate to more than $100,000, in which event the full amount of such claims shall be actionable, and (ii) the liability of the Company to Pebblebrook under this Agreement with respect to a Breach or Breaches under (y) clauses (b) and/or (c) above does not exceed, in the aggregate, an amount (the “Property Maximum Liability Amount”) equal to $3,000,000 per Property and (z) clauses (a) or (d) above does not exceed, in the aggregate, the sum of the amount of the Capital Contribution and the LJDD Purchase Price (the “Corporate Maximum Liability Amount”) (it being understood that the Company’s liability, in the aggregate, under this Agreement with respect to (A) a Breach or Breaches under clauses (b) and/or (c) above, shall in no event exceed, in the aggregate, the Property Maximum Liability Amount per Property and (B) a Breach or Breaches under clauses (a) and (d) above shall in no event exceed, in the aggregate, the Corporate Maximum Liability Amount). In no event shall Mezz IV or the Company be liable for any special, consequential or punitive damages.
               5.3.2 Notice of Claim; Right to Participate and Defend Third Party Claim.
                    (a) If a party entitled to indemnification under this Agreement (“Indemnitee”) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by an unaffiliated third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the Indemnified Party intends to seek indemnity hereunder, then the Indemnitee will promptly provide the party obligated to indemnify the Indemnitee (“Indemnitor”) with prompt written notice of the Third Party Claim, but in any event not later than forty-five (45) calendar days after receipt of such notice of Third Party Claim. The failure by the Indemnitee to so notify the Indemnitor of a Third Party Claim will not relieve the Indemnitor of any indemnification responsibility under this Agreement, except to the extent, if any, that such failure materially prejudices the ability of the Indemnitor to defend such Third Party Claim.
                    (b) The Indemnitor shall have the right to control the defense, compromise or settlement of the Third Party Claim with its own counsel (reasonably satisfactory to the Indemnitee) if the Indemnitor delivers written notice to the Indemnitee within seven (7) days following the Indemnitor’s receipt of notice of the Third Party Claim from the Indemnitee acknowledging its obligations to indemnify the Indemnitee with respect to such Third Party Claim in accordance with this Section 5.3.2; provided, however, that the Indemnitor will not enter into any settlement of any Third Party Claim which would impose or create any obligation or any financial or other liability on the part of the Indemnitee if such liability or obligation (i) requires more than the payment of a liquidated sum or (ii) is not covered by the indemnification provided to the Indemnitee hereunder. In its defense, compromise or settlement of any Third Party Claim, the Indemnitor will timely provide the Indemnitee with such information with respect to such defense, compromise or settlement as the Indemnitee may request, and will not assume any position or take any action that would impose an obligation of any kind on, or restrict the actions of, the Indemnitee. The Indemnitee will be entitled (at the Indemnitee’s expense) to participate in the defense by the Indemnitor of any Third Party Claim with its own counsel.

                    (c) In the event that the Indemnitor does not undertake the defense, compromise or settlement of a Third Party Claim in accordance with subsection (b) of this Section 5.3.2, the Indemnitee will have the exclusive right to control the defense or settlement of such Third Party Claim with counsel of its choosing. If the Indemnitee shall assume the defense, the Parties hereto shall cooperate in the defense of such action and the records of each shall be available to the other and to the Indemnitee with respect o such defense.
                    (d) Any indemnifiable claim hereunder that is not a Third Party Claim will be asserted by the Indemnitee by promptly delivering notice thereof to the Indemnitor. If Indemnitor does not respond to such notice within forty-five (45) days after its receipt, it will have no further right to contest the validity of such claim.
               5.3.3 The provisions of this Section 5.3 shall survive the Closing or the termination of this Agreement.
     6. Title Matters.
               6.1.1 Title Report/Survey/Permitted Exceptions. Pebblebrook has received and reviewed (i) a title insurance commitment dated March 27, 2011 bearing commitment number 900326, (ii) title insurance commitment dated April 19, 2011 bearing commitment number 900330, (iii) title insurance commitment dated April 20, 2011 bearing commitment number 900331, (iv) title insurance commitment dated April 21, 2011 bearing commitment number 900328, (v) title insurance commitment dated April 27, 2011 bearing commitment number 900327, and (vi) title insurance commitment dated May 10, 2011 bearing commitment number 900329 (the “Commitment”) for an investor’s policy of title insurance and non-imputation endorsement with respect to the Property from Royal Abstract Company of New York, as agent for Stewart Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the “Title Company”) and copies of the instruments shown on the Commitment. In addition, the Company has delivered or caused each Fee Owner to deliver, and Pebblebrook has received those certain surveys listed on Schedule 6.1.1, attached hereto (collectively, the “Surveys”). Pebblebrook shall be obligated to accept and assume the Pebblebrook Interest and corresponding indirect beneficial ownership interest in the Property, subject to the matters set forth on Schedule 6.1.4 and such other exceptions to title as may be approved (or deemed approved) by Pebblebrook pursuant to Section 6.1.2 (the “Permitted Exceptions”).
               6.1.2 Additional Title Matters. Pebblebrook shall direct the Title Company to deliver a copy of any update to the Commitment (“Update”) to the Company simultaneously with its delivery of same to Pebblebrook. Unless insured over or omitted in accordance with this Agreement, approval by Pebblebrook of any additional exceptions to title or survey matters disclosed in any Update or the Surveys which are not Permitted Exceptions (such matters, the “Additional Title Matters”) shall be a condition precedent to Pebblebrook’s obligations to purchase the Pebblebrook Interest. Unless Pebblebrook gives written notice (a “Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, within ten (10) Business Days after receipt of written notice of such Additional Title Matters, Pebblebrook shall be deemed to have approved such

Additional Title Matters. The Company shall have up to a thirty (30) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form acceptable to Pebblebrook, in its sole discretion, at no cost or expense to Pebblebrook (the Company having the right but not the obligation to do so), and the Closing Date may be extended, at the Company’s option, to allow for such thirty (30) day period. If the Company determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, the Company shall give written notice to Pebblebrook to such effect; in such event, Pebblebrook may, at its option, (a) terminate this Agreement upon written notice to the Company, but only if given prior to the date which is ten (10) days after Pebblebrook receives the Company’s notice that the Company shall be unable or unwilling to remove such item and upon delivery of such termination notice, this Agreement shall terminate and be of no further force or effect (except for the obligations that expressly survive termination of this Agreement) and the Deposit shall promptly be returned to Pebblebrook, or (b) accept title subject to such Additional Title Matters, without any abatement of the Capital Contribution. If Pebblebrook fails to give such termination notice within the ten (10) day period set forth in clause (a) of this Section above, Pebblebrook shall be deemed to have waived its objection to, and approved, the Additional Title Matter set forth in the Company’s written notice. Pebblebrook acknowledges and agrees that TIME IS OF THE ESSENCE with respect to all time periods in this Section 6.1.2.
     Notwithstanding the foregoing provisions of this Section 6.1.2, the Company, at its option in lieu of satisfying such exceptions, may deposit with the Title Company such amount of money and provide such satisfaction documentation as may be reasonably determined by the Title Company as being sufficient to satisfy such obligations, in which event such exceptions shall not be objections to title, the Company shall be entitled to one or more adjournments of the Closing Date but not beyond the Outside Date, to remove any exceptions to title which the Company is obligated to remove under this Section 6.1.2 or elects to attempt, but is not obligated, to remove.
               6.1.3 Violations. Each of the Fee Owners holds fee title to the applicable Property as described on Schedule 1 attached hereto, and, subject to the term of this Agreement, Pebblebrook accepts that such title is held, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Property whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. The Fee Owners, the Subsidiaries and the Company shall pay all fines, penalties and costs in connection with any Violations assessed as of the Closing Date. The provisions of this Section 6.1.3 shall survive Closing.
     6.2 Access.
               6.2.1 Each of Mezz IV and the Company agree that, from and after the Effective Date and the receipt by Escrow Agent of the Deposit, the Company shall provide or cause each Fee Owner to provide Pebblebrook with reasonable access to each Hotel (subject to this Section 6.2) during reasonable hours on Business Days upon reasonable advance notice and shall also make available to Pebblebrook (to the extent in the Company’s, any Fee Owner’s or any Subsidiary’s possession or cause Manager to make available) such Leases, Contracts and other non-proprietary information relating to the operation of each Hotel as Pebblebrook shall reasonably request, all upon reasonable advance notice. In no event, however, shall Mezz IV and the Company be obligated to make available Denihan’s Proprietary Material.
               6.2.2 Pebblebrook shall at all times conduct its review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to the Company, Fee Owners or any other Subsidiary or any Hotel and so as to not unreasonably interfere with or unreasonably disturb the Manager, any guest or any Tenant at such Hotel, and Pebblebrook will indemnify, defend, and hold the Company, the Subsidiaries, Fee Owners and their respective direct or indirect members, partners, shareholders, officers, directors, employees or agents (collectively, the “Denihan Indemnified Parties” and each, a “Denihan Indemnified Party”) harmless from and against any such liability, damage, lien, loss, cost or expense, to the extent caused by Pebblebrook’s review, inspections and examinations. Prior to entry upon any Hotel, Pebblebrook shall provide the Company with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming the Company and Fee Owners as additional insureds) which shall be maintained by Pebblebrook in connection with its investigations upon any Property prior to the date of entry upon such Hotel, with limits, coverages and insurers under such policies reasonably satisfactory to such additional insureds. Without limitation on the foregoing, in no event shall Pebblebrook: (a) make any intrusive physical testing (environmental, structural or otherwise) at any Property (such as soil borings, water samplings or the like) without the Company’s express written consent which may be given or withheld in Company’s sole discretion (and Pebblebrook shall in all events promptly return such Hotel to its prior condition and repair thereafter) and which may be further conditioned upon, among other things, the Company’s approval of the following: (i) the insurance coverage of the contractor who will be conducting such testing; (ii) the scope and nature of such testing to be performed by such contractor; and (iii) a written confidentiality agreement by such contractor in form reasonably satisfactory to the Company; (b) contact the Manager or any Tenant or any guest of any Hotel without the Company’s express written consent (which shall not be unreasonably withheld); (c) contact any Governmental Authority having jurisdiction over any Hotel without the Company’s express written consent (which shall not be unreasonably withheld). The Company shall have the right, at its option, to cause a representative of the Company to be present at all inspections, reviews and examinations conducted hereunder. At Company’s written request, Pebblebrook shall promptly deliver to Company true, accurate and complete copies of any written reports relating to each Hotel prepared for or on behalf of Pebblebrook by any third party. In the event of any termination of this Agreement, Pebblebrook shall return all documents and other materials furnished by the Company, Mezz IV, Manager, or any Affiliate or agent of the foregoing. Pebblebrook shall keep all non-public information or data received or discovered in connection with any of Pebblebrook’s inspections, reviews or examinations strictly confidential, except for disclosures to its counsel, provided such disclosures are on an as needed basis for Pebblebrook’s acquisition of the Pebblebrook Interest, and such persons are instructed to keep the information strictly confidential.
               6.2.3 For avoidance of doubt, the access provided to Pebblebrook under this Section 6 shall not be construed to be a so called “due diligence period” and Pebblebrook’s findings during any such access to the Property shall be no reason to terminate this Agreement and receive a return of the Deposit.

               6.2.4 The provisions of this Section 6 shall survive any termination of this Agreement for one (1) year.
     7. Closing Procedure. Subject to the satisfaction or waiver of the conditions in Section 5 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as soon as practicable after obtaining the Lender Consent but not later than the Outside Closing Date, subject to adjournment of the Closing from time to time by the Parties as expressly provided for in this Agreement (the date upon which Closing actually occurs is referred to as the “Closing Date”). The Company and Pebblebrook shall each have the one time right, in their sole discretion, to extend the Closing Date, including the Outside Closing Date, for up to five (5) Business Days by written notice to the other Party. Subject to the previous sentence and notwithstanding anything contained in this Agreement to the contrary, in no event may the Closing Date be extended beyond December 21, 2011 (the “Outside Closing Date”) for any reason, unless pursuant to the express written agreement of the Parties, in their sole and absolute discretion, TIME BEING STRICTLY OF THE ESSENCE.
               7.1 Closing Deliveries. On or before the Closing Date, the Parties shall deliver the following:
               7.1.1 Mezz IV and Company Deliveries. Mezz IV and the Company, as the case may be, shall deliver, make or cause to be delivered the following:
                    (a) The Company shall transfer the LJDD Purchase Price to LJDD and, immediately thereafter, the Company shall execute and deliver to Pebblebrook an original assignment of interests in the form of Exhibit H assigning the Preferred Interest to Pebblebrook.
                    (b) The Company shall execute and deliver to Pebblebrook an original assignment of interests in the form of Exhibit L assigning a 12.9032% interest in Mezz IV to Pebblebrook in redemption of the Preferred Interest in the Company held by Pebblebrook, and certificates, if the interests in Mezz IV are certificated, endorsed in blank.
                    (c) Mezz IV shall distribute the BDB Distribution Amount and the BJD Distribution Amount to the Company, in accordance with the Amended and Restated Operating Agreement.
                    (d) The Company shall execute and deliver to Pebblebrook an original certificate of the Company (the “Company Closing Certificate”) in the form of Exhibit D-1 updating the representations and warranties made by the Company contained in Sections 9.1.2 and 9.1.3 to the Closing Date and noting any material changes thereto.
                    (e) Mezz IV shall execute and deliver to Pebblebrook an original certificate of Mezz IV (the “Mezz IV Closing Certificate”) in the form of Exhibit D-2 updating the representations and warranties made by Mezz IV contained in Sections 9.1.2 and 9.1.3 to the Closing Date and noting any material changes thereto.
                    (f) The Company shall deliver to Pebblebrook a duly executed original certificate of “non-foreign” status each in the form of Exhibit E.

                    (g) Mezz IV and the Company shall deliver or cause to be delivered to the Title Company evidence reasonably satisfactory to Title Company respecting the due organization of Mezz IV and the Company and the due authorization and execution of this Agreement and the documents required to be executed and delivered hereunder.
                    (h) The Company shall cause each of the Fee Owners to execute and deliver to the Title Company a title affidavit in the form attached hereto as Exhibit F-1 and made a part hereof with respect to each Property.
                    (i) The Company shall execute and deliver or cause to be executed and delivered to the Title Company a non-imputation affidavit in the form attached hereto as Exhibit F-2.
                    (j) Such additional documents as may be reasonably required by Pebblebrook and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Mezz IV or the Company in a manner not otherwise provided for herein).
                    (k) The Company shall deliver to Pebblebrook evidence to support the termination of each Existing Hotel Management Agreement.
                    (l) The Company shall deliver to Title Company two (2) counterpart signature pages to the Amended and Restated Operating Agreement, duly executed by the Company.
                    (m) The Company shall cause the Denihan Guarantors to execute and deliver to Pebblebrook the Indemnity and Contribution Agreement.
                    7.1.2 Pebblebrook Deliveries. Pebblebrook shall deliver or cause to be delivered the following:
                    (a) Pebblebrook shall deliver the Capital Contribution and the LJDD Purchase Price in accordance with Section 2.1 of this Agreement and such other amounts required to be paid by Pebblebrook pursuant to this Agreement.
                    (b) Pebblebrook shall duly execute and deliver a certificate of withdrawal from the Company (the “Certificate of Withdrawal”) in a form attached hereto as Exhibit N evidencing the redemption of the Preferred Interest in exchange for a 12.9032% interest in Mezz IV from the Company.
                    (c) Pebblebrook shall execute and deliver to the Company an original assignment of interests in the form of Exhibit H.
                    (d) Pebblebrook shall execute and deliver to the Company an original assignment of interests in the form of Exhibit L.
                    (e) Pebblebrook shall execute and deliver to the Company and Mezz IV an original certificate of Pebblebrook (“Pebblebrook Closing Certificate”) in

the form attached hereto as Exhibit G and made a part hereof updating the representations and warranties contained in Section 9.2 to the Closing Date and noting any material changes thereto.
                    (f) Pebblebrook shall deliver to the Company and the Title Company evidence reasonably satisfactory to Mezz IV and Title Company respecting the due organization of Pebblebrook and the due authorization and execution of this Agreement and the documents required to be delivered hereunder.
                    (g) Such additional documents as may be reasonably required by Mezz IV, the Company and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Pebblebrook in a manner not otherwise provided for herein).
                    (h) Pebblebrook shall deliver to the Title Company two (2) counterpart signature pages to the Amended and Restated Operating Agreement, duly executed by Pebblebrook.
               7.1.3 Mutual Deliveries. The Parties shall mutually execute and deliver or cause to be executed and delivered the following:
                    (a) A Closing Statement reflecting the Capital Contribution and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby (the “Closing Statement”);
                    (b) All customary corporate formation documents with respect to each of the Operating Tenants;
                    (c) Six (6) Operating Leases, one (1) with respect to each Hotel, each by and between the appropriate Fee Owner and its respective Operating Tenant;
                    (d) Six (6) Management Agreements, one (1) with respect to each Hotel, each by and between the appropriate Operating Tenant and the Manager;
                    (e) All required New York State and New York City transfer forms, if any; and
                    (f) The Consent Documents, if any; and
                    (g) The Contribution and Indemnity Agreement.
          7.2 Closing Costs. The Parties hereto acknowledge and agree that all reasonable costs and expenses incurred by the Parties and their respective Affiliates (including, but not limited to, reasonable legal fees and expenses, the fees of the Broker and the Loan Paydown Amount, if any) in connection with negotiating, drafting, entering into this Agreement and the Closing (collectively, the “Closing Costs”) shall be a cost and expense of Mezz IV and such costs and expenses shall be paid to the parties owed such sums, except as otherwise provided in this Agreement.

          7.3 Prorations. Notwithstanding references in this Section 7.3 below to prorations in favor of the Operating Tenants, Operating Tenant shall mean the Fee Owner and its beneficial owners after the Closing Date in Sections 7.3.1(a) and (d) below.
               7.3.1 Items to be Prorated. The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Hotels. Except as expressly provided in this Section 7.3.1, all items of operating revenue and operating expense of the Hotels, with respect to the period prior to 11:59 p.m. (the “Cut-Off Time”) local time at the applicable Hotel on the Closing Date, shall be for the account of the beneficial owners of the Fee Owners and all items of operating revenue and operating expense of the Hotels with respect to the period after the Cut-Off Time, shall be for the account of the Operating Tenants. For the purposes of this Section 7.3, all references to allocations from or to the Fee Owners shall be the responsibilities of or for the benefit of the beneficial owners of the Fee Owners on the Effective Date.
                    (a) Taxes.
                         (i) All real estate taxes, personal property taxes and other assessments on each Property for the current fiscal year in which the Closing Date occurs (the “Current Tax Year”) shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to the Fee Owners) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to the Operating Tenants). If the Closing shall occur before the tax rate for the Current Tax Year is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate is fixed for the fiscal period in which the Closing takes place, the apportionment of real estate taxes shall be recomputed. Upon the Closing Date and subject to the adjustment provided above, the Operating Tenants shall be responsible for real estate taxes and assessments levied or imposed upon the Property payable in respect of the Current Tax Year and all periods after the Current Tax Year. In the event that any assessments levied or imposed upon the Property are payable in installments, the installment for the Current Tax Year shall be prorated in the manner set forth above and the Operating Tenants shall be responsible for the payment of any such installments due on and after the Closing Date.
                         (ii) The Parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a Hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 7.3.1(a)(i) above, corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated as provided in Section 7.3.1(a)(i) above). The Fee Owners shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time and shall be the responsibility of the Operating Tenants with respect to the period after the Cut-Off Time, subject to adjustment as provided in this paragraph.

                         (iii) Any refunds or savings in the payment of real property taxes resulting from tax reduction proceedings whether applicable to the period prior to the Closing shall belong to and be the property of the Fee Owners, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of the Operating Tenants.
                    (b) Lease and Rental Expenses. Collected rents and other payments from the tenants under the Leases (the “Tenants”) which (i) are collected on or prior to Closing and (ii) in respect of the month (or other applicable collection period) in which the Closing occurs (the “Current Month”), shall be prorated on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to the Fee Owners) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to the Operating Tenants) as of 11:59 p.m. on the day prior to the Closing Date. If on the Closing Date there are past due rents or charges owed by Tenants, collection of such amounts shall be held in trust by the Operating Tenants and distributed upon receipt by the Manager or Operating Tenants as follows:
                         (i) First, to Fee Owners and the Operating Tenants, proportionately based on their respective shares of the fixed rents for the Current Month, in an amount up to all fixed rents (including electricity, if applicable) owing by such Tenant in respect of the Current Month;
                         (ii) Next, to the Operating Tenants, in an amount up to all other fixed rents (including electricity, if applicable) owing by such Tenant to the Operating Tenants in respect of all periods after the month of Closing;
                         (iii) Next, to Fee Owners, in an amount up to all other fixed rents (including electricity, if applicable) owing by such Tenant in respect of all periods prior to the Current Month; and
                         (iv) The balance, if any, to the Operating Tenants.
          If any payments of rent or other fixed charges received by a party on or after the Closing Date that are not due to such party but are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. If any Lease contains obligations on the part of the Tenant for tax, escalation, percentage, or overage payments (“Additional Rent”) and such Additional Rent is not yet payable as of the Closing Date, then if the applicable Fee Owner’s portion of such Additional Rent is collected after Closing, then such amounts shall be remitted to the applicable Fee Owner.
                    (c) Hotel Reservations and Revenues.
                         (i) Reservations. On the Closing Date, the Company shall cause the Manager to provide Pebblebrook with its schedule of confirmed reservations for dates subsequent to the Closing Date, which schedule shall list the party for whose benefit the reservation was made, the amount of deposit thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets or future services to be provided after the Closing Date. The Company shall pay or cause to be paid to the Operating Tenants the amount of all prepayments or deposits disclosed in such schedule.
                         (ii) Guest Revenues. Revenues from guest rooms in the Hotels occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time shall be divided equally between the Fee Owners and the Operating Tenants; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests can be determined, the same shall be allocated between the Fee Owners and the Operating Tenants based on when orders for the same were received, with orders originating prior to Cut-Off Time being allocable to the Fee Owners, and orders originating from and after the Cut-Off Time being allocable to the Operating Tenants. All other revenues from restaurants, lounges, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-Off Time as described in the preceding sentence, and the Company shall cause Fee Owner to instruct the Manager to separately record sales occurring before and from and after the Cut-Off Time.
                         (iii) Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotels, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between the Fee Owners and the Operating Tenants, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to the Fee Owners; (ii) one-day functions commencing from and after the Cut-Off Time being allocable to the Operating Tenants; and (iii) multi-day functions that include periods both before and after the Cut-Off Time being prorated between the Fee Owners and the Operating Tenants according to the period of time before and from and after the Cut-Off Time.
                    (d) Utilities and Insurance. All charges for utilities shall be prorated as of the Closing Date. In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible party, such charges shall be prorated between the Fee Owners and Operating Tenants as of the Closing Date once the actual amounts thereof become known. Any fees payable by the Fee Owners in respect of the insurance policies maintained for the Property shall be prorated as of the Closing Date. The Company shall cause the Fee Owners to add the Operating Tenants as an additional named insured on any such insurance policies as of the Closing Date.
                    (e) Permits. Permit and license fees shall be prorated as of the Closing Date.
                    (f) Fees. Fees and other amounts, including accrued employee expenses, payable and/or accrued under the Existing Hotel Management Agreements, payments due under the Contracts and travel company charges or similar commissions shall be prorated as of the Closing Date. The Fee Owners shall be required to pay or cause to be paid (or reimbursed to Manager) any accrued or earned wages, vacation pay, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits of all Employees employed at the Property on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto.
                    (g) Vouchers. The Operating Tenants shall: (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by the Fee Owners or their Affiliates prior to the Closing Date that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals, or goods and services at the Hotels (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date; (b) receive a credit from the Fee Owners payable at Closing in the amount set forth Schedule 7.3.1 attached hereto, with respect to the Vouchers listed thereon, as updated as of the Closing Date; (c) be reimbursed by Manager for any other Vouchers presented by holders thereof in accordance with the Management Agreement; and (d) indemnify, defend and hold Fee Owner harmless from and against all claims, liabilities, costs and expenses arising out of a violation of this Section 7.3.1 with respect to the Vouchers from and after the Closing Date.
               7.3.2 Calculation. Within ninety (90) days after Closing the Operating Tenants will make a further adjustment for such income or expense which may have accrued or been incurred prior to the Cut-Off Time, but not received or paid at that date. If, after Closing, it is determined that any item of income or expense was prorated at Closing in error or on the basis of an estimate, or if it is determined that the parties failed to prorate an item at Closing which should have been prorated, Pebblebrook (on behalf of the Operating Tenants) and the Company (on behalf of the Fee Owners) agree, promptly upon (but in no event later than fifteen (15) days after) discovery of such error, to calculate in good faith the proper proration of such item that should have been made, and, if, it is determined that either Party is required to pay the other a sum based on such post-Closing adjustment, the Party owing such sum shall pay the same to the other within fifteen (15) days after such amount has been determined. Notwithstanding the foregoing, all adjustments and prorations hereunder shall be deemed final on the first (1st) anniversary of the Closing Date.
               7.3.3 Accounts Receivable. All accounts receivable and credit card claims for goods and services furnished prior to the Cut-Off Time shall remain the property of the Fee Owners and, to the extent the Fee Owners or the Manager receives any payments on account thereof after Closing (A) if the applicable account debtor who makes such payment then owes payment on one of accounts receivable of Fee Owner and no accounts receivable of the Operating Tenants, then the Company or Manager, as applicable, shall immediately remit such amount to the Fee Owners, and (B) if the applicable account debtor who makes such payment then owes payment on accounts receivable owing to the Fee Owners and the Operating Tenants, such payments shall be applied to pay accounts receivable in order of priority from the least-aged to the most-aged. The above shall also apply to past due or accruing room rents and other customary Hotel charges including the city ledgers. The guest ledgers shall be prorated as of the Cut-Off Time.

               7.3.4 Bank Accounts, Deposits and FF&E Reserve. The Fee Owners shall receive a credit for (a) all cash in the cash registers, vaults, safes (other than belonging to guests), petty cash boxes, vending machines and coin-operated devices at the Hotels as of the Cut-Off Time, and (b) all cash and other current assets held by the Manager in the operating accounts for the Hotels as of the Cut-Off Time.
               7.3.5 Interest on Loans. All interest due under the Loans shall be prorated as of the Closing Date.
               7.3.6 Compensation. All Compensation due to Employees shall be prorated as of the Cut-Off Time, other than Accrued and Earned Vacation Pay and Earned and Accrued Sick Pay. Pebblebrook Tenants shall receive a credit in an amount equal to (i) forty-nine percent (49%) of the Accrued and Earned Vacation Pay and (ii) forty-nine percent (49%) of the Accrued and Earned Sick Pay as of the Cut-Off Time of all Employees.
               7.3.7 Deferred Maintenance. At Closing, the Operating Tenants shall receive a credit in the amount of $2,000,000 in respect of deferred maintenance at the Properties.
               7.3.8 Surviving Obligations. The provisions of this Section 7.3 shall survive the Closing.
          7.4 Capital Improvements/Deferred Maintenance. The Company shall be responsible for all costs to complete the renovation commenced prior to the Effective Date at the Hotel commonly known as the Affinia Manhattan.
          7.5 Income Tax Elections. The Parties agree that (i) the Company will make the election provided by Section 754 of the Code in connection with the transactions contemplated by this Agreement and (ii) the Company will utilize the “remedial allocation method” set forth in Treasury Regulations Section 1.704-3(d) as its depreciation methodology.
     8. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of any Property is taken pursuant to eminent domain proceedings or any of the improvements on any Property is damaged or destroyed by any casualty, the Company shall have no obligation to repair or replace any such damage or destruction. The Company shall, upon consummation of the transaction herein provided, assign to the Operating Tenants (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost revenues or other items applicable to any period prior to the Closing) all claims respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by the Fee Owners on account of any casualty (except to the extent required for collection costs or repairs by the Fee Owners prior to the Closing Date), as applicable. In connection with any assignment of insurance proceeds hereunder, the Fee Owners shall credit the Operating Tenants with an amount equal to the applicable deductible amount under such insurance policy (but not more than the amount by which (x) the cost as of the Closing Date to repair the damage is greater than (y) the insurance proceeds and coverage to be assigned to the Operating Tenants). In the event the condemnation award or the cost of repair of damage to any Property on account of a casualty, as applicable, shall exceed $4,500,000 as determined by an appraiser selected by the Company and reasonably acceptable to Pebblebrook (or if a casualty is uninsured, and the Company does not cause the Fee Owners to elect to credit the Operating Tenants with an amount equal to the cost to repair such uninsured casualty, the Company having the right, but not the obligation, to do so), Pebblebrook or Mezz IV and the Company may, at its option, terminate this Agreement by notice to the other, given on or before the Closing Date, whereupon Pebblebrook shall receive a refund of the Deposit (and no Party shall have any further obligation in connection with this Agreement except under those provisions that expressly survive a termination of this Agreement).
     9. Representations, Warranties and Covenants.
          9.1 Representations and Warranties.
               9.1.1 General Disclaimer. Except as specifically set forth in Section 9.1.2 and Section 9.1.3 below, the transfer of the Pebblebrook Interest hereunder and the indirect transfer of the Properties are and will be made on an “as is” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Properties, the physical condition of any Property (including the condition of the soil or any Improvements), the environmental condition of any Property (including the presence or absence of hazardous substances on or respecting such Property), the compliance of any Property with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting such Property), the financial condition of any Property or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to any assets of the Company, any Subsidiary or Fee Owner or Property or any part thereof. Pebblebrook acknowledges that, Pebblebrook has examined, reviewed and inspected all matters which in Pebblebrook’s judgment bear upon each Property and its value and suitability for Pebblebrook’s purposes. Except as to matters specifically set forth in Section 9.1.2 and Section 9.1.3 below, Pebblebrook shall acquire the Pebblebrook Interest solely on the basis of its own physical and financial examinations, reviews and inspections of each Property, the assets of the Company, Subsidiaries and Fee Owners and the title insurance protection afforded by the Investor’s Policy.
               9.1.2 Unlimited Representations and Warranties of Mezz IV and the Company. Each of Mezz IV and the Company hereby represents and warrants to Pebblebrook that:
                    (a) Litigation. Except as set forth in Schedule 9.1.2(a), there is no pending (nor has the Company nor any Subsidiary or Fee Owner received any written notice of any threatened) action, litigation, condemnation or other proceeding against any Property or against the Company, any Subsidiary or any Fee Owner (collectively, “Denihan Representation Party”) and with respect to each Property, other than matters covered by any Denihan Representation Party’s insurance and routine workers compensation claims.
                    (b) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by any Denihan Representation Party are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon such Denihan Representation Party. The Company is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of New York, and is duly authorized and qualified to do all things required of it under this Agreement. Each Subsidiary and each Fee Owner is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement.
                    (c) No Conflicts. The execution, delivery and performance by Mezz IV and the Company of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any law to which Mezz IV and the Company or any portion of the Property is bound.
                    (d) Prohibited Persons and Transactions. Each Denihan Representation Party is in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons (as hereinafter defined), including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.
                    (e) Company Interests. (i) On the Effective Date and prior to the consummation of the Mezz IV Loan Transactions, the Company owns and shall own one hundred percent (100%) of the common equity interests in Mezz IV free and clear of any lien, claim, restriction upon transfer, voting option, charge, security interests or other encumbrance (each, an “Encumbrance”), except the pledge of such interests to Lender, and (ii) at Closing subject to the occurrence of the items set forth in Section 5.3, the Company will assign and Mezz IV will issue the Pebblebrook Interest free and clear of all Encumbrances.
                    (f) Subsidiary Interests. Mezz IV owns one hundred percent (100%) of the legal and beneficial interests in Mezz III, which owns (free and clear of any Encumbrances except the pledge of such interests to Mezz III Lender) one hundred percent (100%) of the legal and beneficial interests in Mezz II, which owns (free and clear of any Encumbrances except the pledge of such interests to Mezz II Lender) one hundred percent (100%) of the legal and beneficial interests in Mezz I, which owns (free and clear of any Encumbrances except the pledge of such interests to Mezz I Lender) one hundred percent (100%) of the legal and beneficial interests in each Fee Owner.

                    (g) Other Entities. Other than the Fee Owners and the Subsidiaries (excluding Mezz IV), there are no corporations, partnerships, joint ventures, associations or other entities in which Mezz IV owns, of record or beneficially, any direct or indirect equity or other interest or any right to acquire same.
                    (h) Taxes.
                         (i) Each of the Company, the Subsidiaries, and the Fee Owners have complied in all material respects with all applicable Laws relating to Taxes, (B) each Tax Return required to be filed by, or on behalf of, the Company, the Subsidiaries, and the Fee Owners has been timely filed in accordance with applicable Laws (taking into account applicable extensions), (C) all such Tax Returns were true, correct and complete in all material respects, and (D) all Taxes due and payable with respect to each such Tax Return (whether or not shown as due on a Tax Return), or otherwise due and payable by, or on behalf of each of the Company, the Subsidiaries, and the Fee Owners, have been timely paid except with respect to any real estate or other ad valorem taxes being contested pursuant to a tax reduction proceeding in respect of the Real Property.
                         (ii) The Company has provided to Pebblebrook true, correct and complete copies of all Tax Returns filed by the Company, the Subsidiaries and the Fee Owners in the last four (4) years, as applicable. The Company has provided or caused to be provided to Pebblebrook true, correct, and complete copies of all written notices of deficiencies, final partnership administrative adjustments, written notices of proposed adjustments, written notices of assessments, revenue agent reports, closing agreements, settlement agreements, information document requests, protests, petitions and any other similar documents, written notices, and correspondence, in each case, that any of the Company, the Subsidiaries, or the Fee Owners (or any of their respective Representatives) has received from, sent to, or entered into with the IRS or other Governmental Authority in the last four (4) years or that relates to any Taxes or Tax Return which is not closed by the applicable statute of limitations. No claim has been made by any Governmental Authority in the last four (4) years that any of the Company, the Subsidiaries, or the Fee Owners has not properly reported and/or paid Taxes or filed Tax Returns in a jurisdiction in which any of the Company, the Subsidiaries, or the Fee Owners does not file a Tax Return.
                         (iii) There are no liens for Taxes on any assets of any of the Company, the Subsidiaries, or the Fee Owners, other than Liens for Taxes not yet due and payable.
                         (iv) No federal, state, local or foreign Tax audits or other proceedings are presently in progress or pending other than re-occurring state and sales tax audits conducted in the ordinary course or, to the Denihan’s Knowledge, threatened with regard to any Taxes or Tax Returns of any of the Company, the Subsidiaries, or the Fee Owners, except for any tax reduction proceedings in respect of the Real Property. No private letter ruling, technical advice memorandum, application for a change of any method of accounting, or other similar requests made by, or with respect to any of the Company, the Subsidiaries, or the Fee Owners, are presently pending with any Governmental Authority.

                         (v) None of the Company, the Subsidiaries, or the Fee Owners has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation section 301.6011-4 (irrespective of the effective date).
                         (vi) Each of the Company, the Subsidiaries and the Fee Owners has since its formation been treated for federal income tax purposes as either (i) a “disregarded entity” as defined in Treasury Regulations Section 301.7701 3 or (ii) a partnership, and not an association or “publicly traded partnership” taxable as a corporation.
                    (i) Bankruptcy. No petition in bankruptcy (voluntary or, to any Denihan Representation Party’s knowledge, involuntary), assignment for the benefit or creditors or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy or insolvency laws is pending against or, to any Denihan Representation Party’s knowledge, threatened against the Company, any of the Subsidiaries or any of the Fee Owners.
                    (j) Balance Sheets. The Company, the Subsidiaries and the Fee Owners have no liabilities other than (i) those reflected on the consolidated balance sheet of each respective entity, dated as of April 30, 2011 (collectively, the “Balance Sheets”) and (ii) liabilities incurred in the ordinary course of each Fee Owner’s business related to the relevant Property for the four months ending April 30, 2011, which ordinary course liabilities shall not materially exceed the corresponding line items for such ordinary course liabilities set forth in the Balance Sheets.
                    (k) Company, Subsidiary and Fee Owner Operating Agreements. The Company has delivered to Pebblebrook a true, complete and accurate copies of the limited liability operating agreement of the Company and each Subsidiary and each Fee Owner and all amendments thereto entered into as of the Effective Date, each of which is in full force and effect and has not been amended or modified, and there are no material defaults thereunder.
                    (l) Fee Owner Investments. Each Fee Owner owns its respective Property free and clear of all liens, claims, encumbrances or interests of others, other than the Permitted Exceptions. The Fee Owners do not own directly or indirectly any interest in any corporation, partnership, joint venture, business, trust, limited liability company or other entity, except Affinia Dumont Fee which owns one hundred percent (100%) of the limited liability company interests in 150 East 34th Street Restaurant Management Co., LLC.
                    (m) Books and Records. Complete and accurate copies of all books and records of the Company, each Subsidiary and each Fee Owner have been provided by or caused to have been provided by the Company to Pebblebrook. The books and records provided or caused to have been provided by the Company to Pebblebrook contain accurate records of all meetings and accurately reflect all other actions taken by the members, boards of directors and all committees of the Company, Subsidiaries and Fee Owners.

                    (n) Operating Statements. All operating statements delivered to Pebblebrook by any Fee Owner are true and complete copies of the operating statements for the underlying Property which the relevant Fee Owner relies upon for the purposes of operating such Property.
                    (o) Financial Statements. The Company has delivered to Pebblebrook true, correct and complete copies of the financial statements of the Company and Mezz IV. Such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Subsidiaries and the Fee Owners as of the dates thereof and for the periods covered thereby, in accordance with generally accepted accounting principles applied on a consistent basis.
                    (p) Loan Documents. With regard to the Loan Documents: (i) the Company has heretofore delivered to Pebblebrook true, correct and complete copies of each of the Loan Documents, (ii) no event has occurred that, with the giving of notice, passing of time, or both, would constitute an event of default that remains uncured on the part of any Denihan Representation Party a party thereto and (iii) the amounts set forth on Schedule 9.1.2(p), including the amounts shown as escrows, reserves and other deposits held by Lender under the Loan Documents are true and correct as of the effective date stated thereon.
                    (q) Prior Activities of the Owner Entities. Mezz IV has not engaged in any business or activity other than owning Mezz III. The Subsidiaries have not, directly or indirectly, engaged in any business or activity other than owning the Fee Owners and the Property (directly or indirectly, as the case may be), and the Fee Owners have not, directly or indirectly, engaged in any business of activity other than owning the Property and the employment of personnel in connection therewith.
                    (r) Solvency. Immediately after giving effect to (i) the redemption of the Preferred Interest held by LJDD by the Company and (ii) the redemption of the Preferred Interest held by Pebblebrook by the Company, the Company will be Solvent. For purposes of this Section 9.1.2(r), the term “Solvent” with respect to the Company means that, as of the date of determination, (a) the amount of the fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Company and its Subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the Applicable Law governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Company and its Subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Company and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonable small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by the Company and its Subsidiaries following such date, and (c) the Company and its Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.
                    (s) Withholding. In the event that withholding is required under Treasury Regulations section 1.1445 with respect to the acquisition of the

Preferred Interest from LJDD, the Company will withhold the relevant amount and comply with Treasury Regulations section 1.1445-5(c) (relating to reporting and paying over withheld amounts to the IRS).
               9.1.3 Limited Representations and Warranties of Mezz IV and the Company. Each of Mezz IV and the Company hereby represents and warrants to Pebblebrook that:
                    (a) Leases. There are no leases of space in any Property which will be in force after the Closing and under which any Fee Owner is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Leases and the Operating Leases which will be executed at Closing, true and correct copies of which Leases have been provided by or have been caused to be provided by the Company to Pebblebrook. As used herein, “Leases” means, collectively, (a) the leases listed on Schedule 9.1.3(a) (the “Lease Schedule”) and (b) the leases entered into in accordance with this Agreement. All of the Leases are in full force and effect and none of them has been amended except as set forth in the Lease Schedule. The Company has caused the performance of all obligations required of each Fee Owner under all of the Leases and there remain no unfulfilled obligations of any Fee Owner under the Leases. No Tenant has given written notice to the Company, Manager or any Fee Owner of its intention to terminate or institute litigation with respect to any Leases. No Fee Owner has received or delivered a written notice of default and, to Denihan’s Knowledge, no material default exists under any of the Material Leases which has not been cured; provided, however, that this representation shall terminate with respect to any Material Lease upon delivery to Pebblebrook of a fully executed Tenant Estoppel from the tenant under such Material Lease.
                    (b) Contracts. Set forth on Schedule 9.1.3(b) attached hereto and made a part hereof is a true, correct and complete list of all service, maintenance, construction, supply, telecommunications, license agreements and other contracts (excluding Leases, brokerage agreements, collective bargaining agreements and contracts which are cancelable on thirty 30 days’ or less notice, without penalty) affecting the Property to which Fee Owner or Manager is a party (collectively, “Contracts”). The Company has delivered or made available to Pebblebrook copies of all of the Contracts, which copies are true, correct and complete. The Fee Owners have not received any notice in writing from any counterparty to a Contract that such Fee Owner is in default of any material obligation under such Contract and to the Denihan’s Knowledge, none of the counterparties to the Contracts are in default of such counterparties’ material obligations thereunder which has not been cured.
                    (c) Tangible Personal Property. All of the Tangible Personal Property owned by any Fee Owner is free and clear of all liens and encumbrances, and each Fee Owner has good and merchantable title thereto.
                    (d) Hotel Management Agreements. The Company has caused each Fee Owner to perform all of its obligations under the Existing Hotel Management Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute an event of default under the Existing Hotel Management Agreements.

                    (e) Insurance. Schedule 9.1.3(e) is a true, correct and complete list of the insurance maintained by the indicated Fee Owner with respect to the indicated Property and are in full force and effect. No Fee Owner has received any written notice from any insurance company requesting the performance of any work or alteration with respect to the Property it owns, which have not been fully and completely performed. No Fee Owner has received written notice from any insurance company concerning any defects or inadequacies of the Property it owns, which, if not corrected, would result in the termination of relevant insurance coverage.
                    (f) Condemnation Proceedings. No condemnation, eminent domain or similar proceedings are pending and no Fee Owner has received written notice of any condemnation or eminent domain proceeding pending or threatened against any Property or portions thereof.
                    (g) Labor and Employment Matters. Except as set forth in Schedule 9.1.3(g), no Fee Owner, Subsidiary, Company or Affiliate thereof is a party to any oral or written employment contracts or agreements with respect to any Property and there are no labor disputes or organizing activities pending or threatened as to the operation or maintenance of the Properties or any part thereof. Except as set forth in Schedule 9.1.3(g), no Fee Owner, Subsidiary, Company or Affiliate thereof is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of any Property.
                    (h) Violations. Except as set forth on Schedule 9.1.3(h), no Denihan Representation Party has received a written notice from any Governmental Authority, Lender, Tenant, insurer or other party that the Property or any portion thereof or the use or operation thereof or any Denihan Representation Party is currently subject to any Violations.
                    (i) Environmental Matters. To Denihan’s Knowledge and except as disclosed in any environmental reports identified on Schedule 9.1.3(i), true, correct and complete copies of which previously has been delivered to Pebblebrook: (i) no Denihan Representation Party has received written notice from any Governmental Authority to the effect that any Property is in violation of any Environmental Law relating to Hazardous Materials on, under or about the Property, including, but not limited to, soil and ground water condition; (ii) no Denihan Representation Party has used, generated, manufactured, stored or disposed in, at, on, under or about the Properties or transported to or from the Properties any Hazardous Material except in accordance with applicable Environmental Law; and (iii) no Denihan Representation Party has received written notice from any Governmental Authority to the effect that there has been any discharge, migration or release of any Hazardous Material from, into, on, under or about the Properties that has not been abated to the extent required by any Environmental Law.
     Whenever in this Agreement Mezz IV and the Company represent that true, correct and complete documents have been delivered or made available to Pebblebrook, such copies shall be those documents posted on the web room created by Citibank, N.A.

          9.2 Representations and Warranties of Pebblebrook. Pebblebrook hereby represents and warrants to Mezz IV and the Company that:
               9.2.1 This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Pebblebrook are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Pebblebrook; Pebblebrook is a Delaware limited liability company, duly organized and validly existing and in good standing under the laws of the State of New York, and is duly authorized and qualified to do all things required of it under this Agreement; and Pebblebrook has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).
               9.2.2 Pebblebrook is in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such Persons, including, without limitation, the requirements of the Orders. For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.
               9.2.3 Pebblebrook:
                    (a) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
                    (b) has not been arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;
                    (c) has not been determined by competent authority to be subject to the prohibitions contained in the Orders;
                    (d) is not owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
                    (e) shall not transfer or permit the transfer of any interest in Pebblebrook to any Person who is, or whose beneficial owners are, listed on the Lists; or
                    (f) shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal activities.
If Pebblebrook or any beneficial owner or principal of Pebblebrook becomes listed on the Lists or are indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Pebblebrook shall immediately notify the Company.

Pebblebrook shall have ten (10) Business Days to remove such party from any interest in Pebblebrook or the Company may terminate this Agreement upon written notice to Pebblebrook, whereupon the Deposit shall be returned to Pebblebrook and the Parties shall have no further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.
               9.2.4 There are no judgments, orders or decrees of any kind against Pebblebrook unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of Pebblebrook or (b) the ability of Pebblebrook to perform its obligations under this Agreement.
               9.2.5 Pebblebrook has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Pebblebrook; No general assignment of Pebblebrook’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Pebblebrook or any of its property; Pebblebrook is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Pebblebrook insolvent; Pebblebrook has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations; and Pebblebrook certifies that any financial statements and any financial statements of Pebblebrook and/or any Affiliate of Pebblebrook submitted to the Company, Mezz IV and their respective Affiliates or agents are true, correct and complete.
               9.2.6 Pebblebrook is purchasing the Pebblebrook Interest for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Pebblebrook has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Pebblebrook Interest and is capable of bearing the economic risks of such investment.
               9.2.7 Pebblebrook is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.
               9.2.8 Neither (i) any assets of Pebblebrook, nor (ii) any funds to be used by Pebblebrook with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Pebblebrook is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Pebblebrook, nor the performance by Pebblebrook of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
          9.3 Survival. Notwithstanding anything contained in this Agreement to the contrary, (i) the representations and warranties set forth in Section 9.1.2(b), (c), (d), (e), (f), (g),

(h), (i), (j), (k), (l), (p), (r) and (s) and in any certificate delivered to Pebblebrook at Closing updating such representation and warranty shall survive Closing until expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 9.1.2 (excluding Section 9.1.2 (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (p), (r) and (s)) and in any certificate delivered to Pebblebrook at Closing updating such applicable representation and warranty shall survive until the date that is twenty-four (24) months after the Closing Date, (iii) the representations and warranties set forth in Section 9.1.3 and in any certificate delivered to Pebblebrook at Closing updating such applicable representation and warranty shall survive until the date that is twelve (12) months after the Closing Date; and (iv) the representations and warranties set forth in Section 9.2 and in any certificate delivered by Pebblebrook at Closing updating such representations and warranties shall survive Closing until the expiration of the applicable statute of limitations (the periods beginning on the Effective Date and ending on such dates described in clauses (i)-(iv) above being herein called the “Survival Period”), at which times the applicable representations and warranties shall terminate unless written notice containing a description of the nature of such breach shall have been given during the Survival Period. Notwithstanding the foregoing, Mezz IV and the Company shall have no liability and Pebblebrook shall make no claim against Mezz IV and the Company, for (and Pebblebrook shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Mezz IV and the Company under this Agreement or any document executed by Mezz IV and/or the Company in connection with this Agreement (including for this purpose any matter that would have constituted a breach of representations and warranties of Mezz IV and the Company had they been made on the Closing Date) (a) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Pebblebrook prior to the date of this Agreement, but with no obligation on Pebblebrook to conduct any independent investigation or (b) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Pebblebrook prior to Closing and Pebblebrook proceeds with the Closing.
          9.4 Interim Covenants of the Company. Until the Closing Date or the sooner termination of this Agreement:
               9.4.1 Maintenance/Operation. The Company shall not take, or cause to be taken, any action to prevent or interfere with the maintenance and operation of the Hotels by Manager in the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations excluding capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of the Company.
               9.4.2 Service Contracts. The Company shall not enter into, or cause to be entered into, any additional service contracts or other similar agreements (excluding renewals of any such agreements) without the prior consent of Pebblebrook, which shall not be unreasonably withheld, except for those deemed reasonably necessary by the Company which are cancelable on thirty (30) days’ notice without penalty or premium.
               9.4.3 Leases. The Company shall not enter into, or cause to be entered into, any new leases or material modifications of Leases (excluding any renewal of Leases)

without Pebblebrook’s express written consent which shall not be unreasonably withheld or delayed and shall be deemed given if Pebblebrook, within five (5) days after the Company requests Pebblebrook’s approval to a proposed new lease or material modification of an existing lease, fails to give the Company written notice of its disapproval thereof and the reasons therefor. Notwithstanding anything herein to the contrary, if the Closing occurs, the Operating Tenants shall bear all costs and expenses related to any new leases or modifications, extensions, expansions, options or renewals of existing Leases entered into after the date hereof pursuant to this subsection (including tenant improvement costs and leasing commissions, but excluding free rent allocable to any period prior to the Closing Date) and, without limitation on the foregoing, the prorations at Closing shall include an appropriate credit to the Fee Owners consistent with the foregoing.
               9.4.4 Material Alteration. Without Pebblebrook’s consent, the Company shall not make or obligate itself to make, and the Company shall request Manager not to make, or obligate itself to make, any material alterations or modifications to the Property except (a) in the case of emergencies or to address life safety, health or legal compliance issues, (b) those already in progress on the Effective Date and (c) those required by applicable law.
               9.4.5 Compliance with Loan Documents. The Company shall continue to operate and maintain the Property in compliance with the Loan Documents and shall otherwise cause the performance of the respective obligations of the Fee Owners and Subsidiaries under the Loan Documents to which they are a party.
               9.4.6 Reliance Letters. The Company and Pebblebrook will cooperate to cause AEI to issue commercially reasonable reliance letters to Pebblebrook, permitting Pebblebrook to rely upon the environmental and property condition reports AEI has previously prepared for the Company or the Fee Owners, as the case may be. The issuance of such reliance letters shall not be a condition to Pebblebrook’s obligations under this Agreement and the failure of such reliance letters to be issued shall not be a default and shall have no effect on either party’s obligations under this Agreement.
               9.4.7 Insurance. The Company shall pay, or cause to be paid, all premiums on, and shall not cancel or voluntarily allow to expire, any insurance policies applicable to the Hotels unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
               9.4.8 Removal of Personal Property. The Company shall not remove or cause or permit to be removed any part or portion of the Improvements or the Tangible Personal Property without the express written consent of Pebblebrook unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.
          9.5 Checked Baggage. On the Closing Date, representatives of the Company and Pebblebrook shall make a written inventory of all baggage and similar items left in the care of Manager at the Hotel and all “lost and found” items belonging to guests (collectively, “Inventoried Baggage”). The Operating Tenants shall be responsible for, and shall indemnify, defend and hold harmless the Fee Owners against, any liability, damage, loss, cost or expense incurred by the Fee Owners with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage or similar items left in the care of the Hotels on or after the Closing Date. Fee Owners shall be responsible for, and shall indemnify, defend and hold harmless the Operating Tenants against, any liability, damage, loss, cost or expense incurred by Fee Owners with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage or similar items alleged to have been left in the care of the Hotels on or prior to the Closing Date that was not inventoried. The indemnities set forth in this Section 9.5 shall survive Closing until the expiration of the Survival Period, and shall be subject to the limitations set forth in Section 13.2. For purposes of this Section 9.5, Fee Owners shall mean the beneficial owners of the Fee Owners on the Effective Date.
          9.6 Safe Deposit Boxes. On or before the Closing Date, the Company shall cause the Fee Owners to cause the Manager to notify all guests who are then using safe deposit boxes at the Hotels advising them of the pending change in the ownership of such Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit boxes. All inventories by such guests shall be conducted by Manager under, to the extent practicable, the joint supervision of representatives of the Company and Pebblebrook. At Closing, all safe deposit boxes which are then in use but not yet inventoried by the depositor shall be opened in the presence of Manager and, to the extent practicable, representatives of the Company and Pebblebrook, and the contents thereof shall be inventoried. Following the inventory of each safe deposit box, the Operating Tenants shall indemnify, defend and hold harmless the Fee Owners against, any liability, damage, loss, cost or expense incurred by the Fee Owners with respect to any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is inventoried. The Fee Owners shall be responsible for, and shall indemnify, defend and hold harmless the Operating Tenants against, any liability, damage, loss, cost or expense incurred by Pebblebrook with respect to any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is inventoried. The indemnities set forth in this Section 9.6 shall survive Closing until the expiration of the Survival Period, and shall be subject to the limitations set forth in Section 13.2. For purposes of this Section 9.6, Fee Owners shall mean the beneficial owners of the Fee Owners on the Effective Date.
          9.7 Employees.
          For purposes of this Agreement, “Employees” means, collectively, all individuals employed by Manager as of the Closing Date at the Hotels on or prior to the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive but still employed at the Hotel.
          The Company will cause Manager to continue to employ, following the Closing, the Employees. The Operating Tenants shall be required to assume and discharge all obligations and liabilities of the Company or the Manager with respect to costs of termination of any Employee incurred after the Closing including, without limitation, any severance claim made after the Closing or arising from the transactions contemplated by this Agreement.

          9.8 Independent Audit. From the Effective Date until two (2) years after the Closing or earlier termination of this Agreement, the Company shall make the books and records for the years ending December 31, 2010, 2009, and 2008 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) of the Property available to Pebblebrook and Pebblebrook’s independent accountants for inspection, copying and audit by Pebblebrook’s designated accountants at the sole cost and expense of Pebblebrook. The Company shall cause the Manager to provide Pebblebrook’s independent accountants with a management representation letter with respect to the audited historical financial statements of the Property for the years ending December 31, 2010, 2009, and 2008 and any unaudited interim period required by the rules and regulations of the SEC at no cost to the Company. The Company shall provide Pebblebrook with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested by Pebblebrook or its auditors, and in the possession or control of the Company, to enable Purchaser or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC which shall not be a cost or expense of the Company. This Section 9.8 shall survive the Closing for two (2) years.
          9.9 Tenant Estoppels. Following the Effective Date, the Company shall cause the Fee Owners to request, and use commercially reasonable efforts to obtain, from each Tenant under a Material Lease, an estoppel certificate in the form required under the applicable Lease (or, if neither a form nor the contents of any estoppel is specified, in substantially the form of Exhibit J attached hereto) (each such estoppel being referred to herein as a “Tenant Estoppel”). The Company’s obligation to cause the Fee Owners to use commercially reasonable efforts to obtain Tenant Estoppels from all Tenants shall be deemed to require the Fee Owners only to make requests therefor and to follow up in a commercially reasonable manner, but shall not include the payment of any money, issuance of any default notices or any other extraordinary action by the Fee Owners. Failure of the Fee Owners to obtain from any Tenant or deliver any Tenant Estoppel shall not be deemed a default hereunder and shall not entitle Pebblebrook to terminate this Agreement.
          9.10 Liquor Licenses. Pebblebrook and the Company will cooperate to obtain by Closing, on behalf of the Operating Tenants (with the exception of the Operating Tenant for the Hotel commonly known as the Affinia Gardens), either temporary or permanent permits or licenses required for the retail sale and service of alcoholic beverages at the Hotels, other than the Hotel commonly known as the Affinia Gardens (collectively, the “Liquor Licenses”). Pebblebrook and the Company shall submit all necessary documentation to the New York State Liquor License Authority (“NYSLA”) in connection with the issuance of the Liquor Licenses and shall pay all fees required by NYSLA in connection with same (with Pebblebrook being responsible for 49% of such fees and the Company being responsible for 51% of such fees).
          9.11 Mezz IV. On or prior to the Closing Date, the Company shall file a Certificate of Amendment with the Secretary of State of the State of Delaware changing the name of Mezz IV to “DP Holding Company, LLC”. From and after the Effective Date, the Company shall use commercially reasonable efforts to effectuate the Mezz IV Loan Transactions.

     10. DISCLAIMER AND ASSUMPTION. AS AN ESSENTIAL INDUCEMENT TO MEZZ IV AND THE COMPANY TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE CAPITAL CONTRIBUTION, PEBBLEBROOK ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:
          10.1 DISCLAIMER.
               10.1.1 AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTIONS 9.1.2 AND 9.1.3, THE TRANSFER AND ISSUANCE OF THE PEBBLEBROOK INTEREST HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND EACH OF MEZZ IV AND THE COMPANY HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PEBBLEBROOK INTEREST OR ANY OTHER MATTER WHATSOEVER.
               10.1.2 SOPHISTICATION OF PEBBLEBROOK. PEBBLEBROOK IS A SOPHISTICATED INVESTOR WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PEBBLEBROOK HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 6) RELATING TO THE ACQUISITION OF THE PEBBLEBROOK INTEREST HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE INVESTOR’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY DENIHAN REPRESENTATION PARTY (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 9.1).
               10.1.3 DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PEBBLEBROOK INTEREST AND PROPERTY IS SOLELY FOR PEBBLEBROOK’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND MEZZ IV AND COMPANY HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 9.1.2 AND 9.1.3). EXCEPT FOR A CLAIM UNDER SECTIONS 9.1.2 AND 9.1.3, EACH OF MEZZ IV AND THE COMPANY SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL MEZZ IV AND THE COMPANY BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PEBBLEBROOK INTEREST OR THE PROPERTY OR THE OPERATION

THEREOF, FURNISHED BY MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON DENIHAN’S BEHALF (COLLECTIVELY, “DENIHAN RELATED PARTIES”).
          10.2 SURVIVAL. THIS SECTION 10 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.
     11. Disposition of Deposit.
          11.1 Default by Mezz IV and Company. If (x) Mezz IV and the Company default in the performance of any of its material obligations to be performed on the Closing Date or (y) Mezz IV and the Company default in the performance of any material obligations to be performed prior to the Closing Date and, with respect to any default under clause (y) only, such default shall continue for five (5) Business Days after notice to the Company and Mezz IV and Pebblebrook is ready, willing and able to close, then Pebblebrook, as its sole and exclusive remedies for such default, may elect to (A) terminate this Agreement by written notice to the Company and Mezz IV; (B) waive the default and proceed to Closing without any reduction in or setoff against the Capital Contribution; or (C) bring an action for specific performance of the Company’s and Mezz IV’s obligations hereunder, provided that any action for specific performance must be commenced within sixty (60) days after the Outside Closing Date. If Pebblebrook elects to terminate this Agreement: (1) the Escrow Agent shall refund the Deposit to Pebblebrook, (2) Mezz IV and the Company shall be responsible for all expenses and costs incurred by the Escrow Agent in connection with this Agreement and (3) this Agreement shall terminate and the Parties shall have no further claims, rights, obligations or liabilities hereunder except with respect to the provisions which expressly survive the termination of this Agreement and, if Mezz IV or the Company is in Willful Default, then Mezz IV and the Company shall pay Termination Costs not to exceed $1,500,000 to Pebblebrook, all of which shall be evidenced by written documentation reasonably acceptable to Mezz IV and the Company. Mezz IV or Company’s “Willful Default” shall mean the willful refusal of either Mezz IV or the Company to perform its obligation to convey the Pebblebrook Interest in accordance with terms of this Agreement by the Closing Date, provided: (A) the reasons for such refusal do not include conditions beyond the control of Mezz IV and the Company; (B) Pebblebrook is not in material default under this Agreement; (C) all conditions to the performance of Mezz IV and the Company have been satisfied (other than those conditions that cannot be satisfied without Mezz IV’s or the Company’s cooperation); and (D) Pebblebrook is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Capital Contribution to the Company pursuant to this Agreement. The provisions of this Section 11.1 shall survive the termination of this Agreement.
          11.2 Default By Pebblebrook. Pebblebrook shall be deemed to be in “Default” if the Closing does not occur by reason of Pebblebrook’s default in any of its material obligations under this Agreement to be performed prior to or on the Closing Date, provided: (A) the reasons for such default do not include conditions beyond Pebblebrook’s control, provided the ability to procure funds, satisfaction of Pebblebrook’s obligations in connection with the Operating Lease Transactions and the execution of the Management Agreements shall be deemed within Pebblebrook’s control; (B) each of Mezz IV and the Company is not in material default under this Agreement; (C) all conditions to Pebblebrook’s performance have been satisfied (other than those conditions that cannot be satisfied without the cooperation of Mezz IV and the Company); and (D) Mezz IV and the Company are ready, willing and able to perform all of their respective obligations under this Agreement and to convey the Pebblebrook Interest to Pebblebrook pursuant to the terms of this Agreement and the Amended and Restated Operating Agreement (subject to Pebblebrook’s cooperation and satisfaction of all of its obligations). In the event of Pebblebrook’s Default, Mezz IV and the Company may terminate this Agreement, the Deposit shall be delivered to the Company as the sole and full remedy and compensation (as liquidated damages) under this Agreement for such failure to close and upon such termination, the Parties shall have no claims, rights, obligations or liabilities hereunder except that: (a) Pebblebrook shall return to the Company all written material relating to the Property or the transactions contemplated herein delivered by or on behalf of the Company; and (b) the provisions of this Agreement that expressly survive termination of this Agreement. In connection with the foregoing, the Parties recognize that Mezz IV and the Company will incur expenses in connection with the transactions contemplated by this Agreement; further, that it is extremely difficult and impracticable to ascertain the extent of detriment to Mezz IV and the Company caused by the breach by Pebblebrook under this Agreement and the failure of the consummation of the transactions contemplated by this Agreement or the amount of compensation the Company and Mezz IV should receive as a result of Pebblebrook’s breach or default.
     12. Labor.
          12.1 Collective Bargaining. Pebblebrook acknowledges that the Hotels are covered by a collective bargaining agreement between Manager and the New York Hotel Trades Council (the “Industry Wide Agreement”) and the Operating Tenants further acknowledge that Manager shall operate the Hotels subject to the Industry Wide Agreement.
     13. Miscellaneous.
          13.1  Brokers. The Parties each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the closing of the transactions contemplated hereby, other than Citigroup Global Markets Inc., (“Broker”). Mezz IV and the Company, on one hand, and Pebblebrook, on the other, shall indemnify and hold the other, their respective successors and assigns, harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) which may be asserted against, imposed upon or incurred by such party by reason of any claim arising out of a breach of the representation and warranty made by such indemnifying party pursuant to the immediately preceding sentence. The Parties shall treat all compensation or other fees or costs associated with Broker as a transaction cost in connection with this Agreement. The provisions of this Section 13.1 shall survive the termination of this Agreement on the Closing.
          13.2 Limitation of Liability.
               13.2.1 Except for the specific indemnities under Section 5.3, no constituent member or partner in or agent of the Company or Mezz IV, nor any advisor, trustee,

director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in the Company or Mezz IV, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Pebblebrook and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of the Company and Mezz IV for the payment of any claim or for any performance, and Pebblebrook, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. No constituent member or partner in or agent of Pebblebrook, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or requires a direct or indirect interest in Pebblebrook, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Company and Mezz IV and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Pebblebrook for the payment of any claim or for any performance, and the Company and Mezz IV, on behalf of themselves and their successors and assigns, hereby waive any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Mezz IV or the Company (or in any other constituent member or partner thereof), nor any obligation of any constituent member or partner in Mezz IV or the Company (or in any other constituent member or partner of thereof) to restore a negative capital account or to contribute capital to Mezz IV or the Company (or to any other constituent member or partner thereof), shall at any time be deemed to be the property or an asset of the Company or any such other constituent member or partner thereof (and neither Pebblebrook nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute).
               13.2.2 The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Pebblebrook’s, the Mezz IV’s or the Company’s waiver, relinquishment or release of any applicable rights or otherwise).
               13.2.3 The provisions of this Section 13.2 shall survive the Closing.
          13.3 Recitals; Exhibits; Entire Agreement; Modification. The recitals to this Agreement and all exhibits attached and referred to in this Agreement are hereby incorporated as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the Parties respecting the matters herein set forth and supersedes all prior agreements among the Parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by the Parties.
          13.4 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Schedule, Exhibit and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits and Sections in this Agreement.
          13.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without reference to such State’s principles governing conflict of laws.
          13.6 Successors and Assigns. Neither the Company nor Mezz IV may assign or transfer its rights or obligations under this Agreement, directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise), without the prior written consent of Pebblebrook. Pebblebrook may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Company and Mezz IV either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise); provided, Pebblebrook may assign all of its interests under this Agreement to an entity that is wholly-owned and controlled by Pebblebrook Hotel, L.P. In the event of a transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder. No consent given by the a Party to any transfer or assignment of another Party’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of such other Party’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Parties.
          13.7 Notices. Any notice which a Party is required or may desire to give the other shall be in writing and may be sent by personal delivery, by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery, by telecopy or by electronic mail (in each case, with a copy by overnight courier), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):
To Mezz IV or the Company:
c/o Denihan Hospitality Group
551 Fifth Avenue
New York, New York 10176
Attention: David Duncan
Facsimile: (917) 339-3892
E-mail: david.duncan@denihan.com
And with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Stephen L. Rabinowitz, Esq.
Facsimile: (212) 801-6400
E-mail: rabinowitzs@gtlaw.com
To Pebblebrook:
Pebblebrook Hotel Trust
2 Bethesda Metro Center, Suite 1530

Bethesda, MD 20814
Attention: Thomas C. Fisher
Facsimile: (240) 396-5763
E-mail: tfisher@pebblebrookhotels.com
With a copy to:
Hunton & Williams LLP
2200 Pennsylvania Avenue, NW
Washington DC 20037
Attention: John M. Ratino, Esq.
Facsimile: (202) 828-3779
E-mail: jratino@hunton.com
Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile or electronic mail.
          13.8 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third parties any right of subrogation or action over or against any Party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
          13.9 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
          13.10 Legal Costs. In addition, if a Party brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The provisions of this Section 13.10 shall survive any termination of this Agreement.
          13.11 No Lis Pendens. Pebblebrook represents, warrants and covenants that it shall in no event have or make and hereby waives and relinquishes any claims against or create any cloud on the title to the Property or any part thereof, including, but not limited to, the filing or recording of any lien, lis pendens, affidavit, claim or action or affecting title to the Property or any part thereof. The provisions of this Section 13.11 shall survive any termination of this Agreement.
          13.12 Counterparts. This Agreement may be executed in one or more counterparts (including facsimile transmission or by electronic mail in portable document format (PDF)), each of which shall be deemed an original, but all of which shall constitute one and the same document.
          13.13 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each of the Parties.
          13.14 Tax Returns. Mezz IV shall prepare or cause to be prepared, and shall timely file or cause to be timely filed (including any extensions thereof, which extensions shall be in the sole discretion of Mezz IV), all required federal and state income and franchise tax returns of Mezz IV and each Subsidiary and Fee Owner with respect to taxable periods ending on or prior to the Closing Date, and shall timely pay, or cause to be timely paid, all taxes shown as due on such tax returns or thereafter determined to be owed with respect to the period before the Closing Date. The cost of preparing such tax returns shall be borne by each such entity. The provisions of this Section 13.14 shall survive Closing.
          13.15 Press Releases. Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Pebblebrook and Mezz IV and the Company.
          13.16 Confidentiality. The Company and Pebblebrook have entered into that certain Confidentiality Agreement dated September 27, 2010, the terms of which are incorporated in this Agreement by reference and shall survive the execution of this Agreement and the termination of this Agreement prior to Closing. Upon Closing, the terms of such Confidentiality Agreement shall be of no further force or effect and shall be superseded by the terms of the Amended and Restated Operating Agreement. Notwithstanding anything to the contrary contained in such Confidentiality Agreement or herein, if Pebblebrook determines, after consultation with counsel, that it is required by Federal or state securities laws or regulations to publicly disclose the existence or terms of this Agreement, before or after Closing occurs, Pebblebrook shall allow Mezz IV and the Company a reasonable period of time, not to exceed two (2) Business Days, to review Pebblebrook’s proposed disclosure in advance of Pebblebrook making such disclosure but, for the avoidance of doubt, Pebblebrook shall be permitted to make such disclosure and shall not be required to obtain the consent of Mezz IV or the Company prior to making such disclosure. This Section 13.16 shall survive Closing and the termination of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEZZ IV : DENIHAN MEZZ IV HOLDING COMPANY, LLC, a Delaware limited liability company
By:	/s/ David Duncan
	Name:	David Duncan
	Title:	Authorized Signatory

COMPANY: DENIHAN OWNERSHIP COMPANY, LLC, a New York limited liability company
By:	/s/ David Duncan
	Name:	David Duncan
	Title:	Authorized Signatory

PEBBLEBROOK: CARDINALS OWNER LLC, a Delaware limited liability company
By:	/s/ Thomas C. Fisher
	Name:	Thomas C. Fisher
	Title:	Vice President